UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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☐	Soliciting Material Pursuant to §240.14a-12

SunPower Corporation

(Name of Registrant as Specified In Its Charter)

n/a

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NOTICE OF THE 2020 ANNUAL MEETING OF STOCKHOLDERS

TO ALL SUNPOWER STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of SunPower Corporation, a Delaware corporation (“SunPower”), will be held on:

Date:	Thursday, May 14, 2020

Time:	9:00 a.m. Pacific Time

Place:	Online at www.virtualshareholdermeeting.com/SPWR2020

Virtual Meeting Admission:
This year’s Annual Meeting will be a virtual meeting of stockholders, conducted via a live webcast. You will be able to attend the Annual Meeting online, vote your shares electronically, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/SPWR2020. Have your Notice of Internet Availability of Proxy Materials or proxy card in hand when you access the website and then follow the instructions. To participate in the meeting, you will need the 16-digit control number included on the Notice of Internet Availability of Proxy Materials or proxy card. Online check-in will begin at 8:30 a.m. Pacific Time, and you should allow ample time for the online check-in procedures.

Items of Business:	1.	The re-election of three directors to serve as Class III directors on the Board of Directors;
	2.	The approval, in an advisory vote, of our named executive officer compensation;
	3.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2020; and
	4.	The transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice of the Annual Meeting. On or about April 3, 2020, we began mailing to certain stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our 2019 Annual Report, via the Internet. Stockholders who did not receive the Notice of Internet Availability of Proxy Materials will receive a paper copy of this notice of the Annual Meeting, the proxy statement, our 2019 Annual Report, and the form of proxy.

All stockholders are cordially invited to attend the Annual Meeting. Only stockholders of record at the close of business on March 19, 2020 (the “Record Date”) are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting. Any registered stockholder in attendance at the Annual Meeting and entitled to vote may do so during the meeting even if such stockholder returned a proxy. SunPower’s list of stockholders as of the Record Date will be available for inspection for 10 days prior to the Annual Meeting. If you would like to inspect the stockholder list, call our Investor Relations department at (408) 240-5500 to schedule an appointment. In addition, the list of stockholders will also be available during the Annual Meeting through the meeting website for those stockholders who choose to attend.

San Jose, California	FOR THE BOARD OF DIRECTORS
April 3, 2020

Kenneth Mahaffey
Corporate Secretary

IMPORTANT: WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE PROXY CARD AND MAIL IT PROMPTLY, OR YOU MAY VOTE BY TELEPHONE OR VIA THE INTERNET BY FOLLOWING THE DIRECTIONS ON THE PROXY CARD. ANY ONE OF THESE METHODS WILL ENSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED TO THE COMPANY-PROVIDED PROXY CARD ENVELOPE IF MAILED IN THE UNITED STATES.

PROXY STATEMENT FOR
2020 ANNUAL MEETING OF STOCKHOLDERS

SUNPOWER CORPORATION
51 Rio Robles
San Jose, California 95134

PROXY STATEMENT FOR
2020 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Board of Directors (the “Board”) of SunPower Corporation, a Delaware corporation, is furnishing this proxy statement and proxy card to you in connection with its solicitation of proxies to be used at the Annual Meeting of Stockholders of SunPower Corporation to be held on May 14, 2020 at 9:00 a.m. Pacific Time (the “Meeting Date”), or at any adjournment(s), continuation(s), or postponement(s) of the meeting (the “Annual Meeting”).

This year’s Annual Meeting will be a virtual meeting of stockholders, conducted via a live webcast. You will be able to attend the Annual Meeting online, vote your shares electronically, and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/SPWR2020. Have your Notice of Internet Availability of Proxy Materials or proxy card in hand when you access the website and then follow the instructions. To participate in the meeting, you will need the 16-digit control number included on the Notice of Internet Availability of Proxy Materials or proxy card.

Online check-in will begin at 8:30 a.m. Pacific Time on the Meeting Date, and you should allow ample time for the online check-in procedures. We will have technicians ready to assist you should you have any technical difficulties accessing the virtual meeting.

We use a number of abbreviations in this proxy statement. We refer to SunPower Corporation as “SunPower,” “the Company,” or “we,” “us,” or “our.” The term “proxy solicitation materials” includes this proxy statement, the notice of the Annual Meeting, and the proxy card. References to “fiscal 2019” mean our 2019 fiscal year, which began on December 31, 2018 and ended on December 29, 2019, while references to “fiscal 2018” mean our 2018 fiscal year, which began on January 1, 2018 and ended on December 30, 2018.

Our principal executive offices are located at 51 Rio Robles, San Jose, California 95134, and our telephone number is (408) 240-5500.

Important Notice Regarding The Availability of Proxy Materials

We have elected to comply with the Securities and Exchange Commission (the “SEC”) “Notice and Access” rules, which allow us to make our proxy solicitation materials available to our stockholders over the Internet. Under these rules, on or about April 3, 2020, we started mailing to certain of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability contains instructions on how our stockholders can both access the proxy solicitation materials and our 2019 Annual Report on Form 10-K for the fiscal year ended December 29, 2019 (the “2019 Annual Report”) online and vote online. By sending the Notice of Internet Availability instead of paper copies of the proxy materials, we expect to lower the costs and reduce the environmental impact of our Annual Meeting.

Our proxy solicitation materials and our 2019 Annual Report are available at www.proxyvote.com.

Stockholders receiving the Notice of Internet Availability may request a paper or electronic copy of our proxy solicitation materials by following the instructions set forth on the Notice of Internet Availability. Stockholders who did not receive the Notice of Internet Availability will continue to receive a paper or electronic copy of our proxy solicitation materials, which were first mailed to stockholders and made public on or about April 3, 2020.

Delivery of Voting Materials

If you would like to further reduce our environmental impact and costs in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions provided for voting via www.proxyvote.com and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

To reduce the environmental waste and expense of delivering duplicate materials to our stockholders, we are taking advantage of householding rules that permit us to deliver only one set of proxy solicitation materials and our 2019 Annual Report, or one copy of the Notice of Internet Availability, to stockholders who share the same address, unless otherwise requested. Each stockholder retains a separate right to vote on all matters presented at the Annual Meeting.

If you share an address with another stockholder and have received only one set of materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate materials or request that we only send one set of materials to you if you are receiving multiple copies by writing to us at SunPower Corporation, 51 Rio Robles, San Jose, California 95134, Attention: Corporate Secretary, or calling us at (408) 240-5500.

A copy of our 2019 Annual Report has been furnished with this proxy statement to each stockholder. A stockholder may also request a copy of our 2019 Annual Report by writing to our Corporate Secretary at 51 Rio Robles, San Jose, California 95134. Upon receipt of such request, we will provide a copy of our 2019 Annual Report without charge, including the financial statements required to be filed with the SEC pursuant to Rule 13a-1 of the Securities Exchange Act of 1934 (the “Exchange Act”) for fiscal 2019. Our 2019 Annual Report is also available on our website at http://investors.sunpower.com/sec.cfm.

Record Date and Shares Outstanding

Stockholders who owned shares of our common stock, par value $0.001 per share, at the close of business on March 19, 2020, which we refer to as the Record Date, are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, we had 169,754,988 shares of common stock outstanding. For more information about beneficial ownership of our issued and outstanding common stock, please see “Security Ownership of Management and Certain Beneficial Owners.”

Board Recommendations

The Board recommends that you vote:

•	“FOR” Proposal One: re-election of each of the nominated Class III directors;
•	“FOR” Proposal Two: the approval, on an advisory basis, of the compensation of our named executive officers; and
•	“FOR” Proposal Three: the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2020.

Voting

Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the Record Date. Cumulating votes is not permitted under our Restated Certificate of Incorporation (the “Certificate of Incorporation”).

Many of our stockholders hold their shares through a stockbroker, bank, or other nominee, rather than directly in his or her own name. As summarized below, there are distinctions between shares held of record and those beneficially owned.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company N.A., you are considered, with respect to those shares, the stockholder of record and these proxy solicitation materials are being furnished to you directly by us.

Beneficial Owner. If your shares are held in a stock brokerage account, or by a bank or other nominee (also known as shares registered in “street name”), you are considered the beneficial owner of such shares held in street name, and these proxy solicitation materials are being furnished to you by your broker, bank, or other nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, or other nominee how to vote your shares, or to vote your shares during the Annual Meeting.

How to Vote. If you hold shares directly as a stockholder of record, you can vote in one of the following four ways:

(1)	Vote via the Internet before the Meeting Date. Go to www.proxyvote.com to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 13, 2020. Have your proxy card in hand when you access the website and then follow the instructions.
(2)	Vote by Telephone at 1-800-690-6903 before the Meeting Date. Use a touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 13, 2020. Have your proxy card in hand when you call and then follow the instructions. This number is toll free in the United States and Canada.
(3)	Vote by Mail before the Meeting Date. Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided, or return the proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.
(4)	Vote via the Internet during the Annual Meeting. You may attend the Annual Meeting on May 14, 2020 at 9:00 a.m. Pacific Time via the Internet at www.virtualshareholdermeeting.com/SPWR2020 and vote during the Annual Meeting. Have your proxy card in hand when you access the website and then follow the instructions.

If you hold shares beneficially in street name, you may submit your voting instructions in the manner prescribed by your broker, bank, or other nominee by following the instructions provided by your broker, bank, or other nominee, or you may vote your shares during the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described in options (1), (2), and (3) above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Quorum. A quorum, which is the holders of at least a majority of shares of our stock issued and outstanding and entitled to vote as of the Record Date, is required to be present in person or by proxy at the Annual Meeting in order to hold the Annual Meeting and to conduct business. Your shares will be counted as being present at the Annual Meeting if you attend the Annual Meeting (and are the stockholder of record for your shares), if you vote your shares by telephone or over the Internet, or if you submit a properly executed proxy card. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. Votes against a particular proposal will also be counted both to determine the presence or absence of a quorum and to determine whether the requisite number of voting shares has been obtained.

Explanation of Broker Non-Votes and Abstentions. A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Brokers are prohibited from voting in their discretion on any non-routine proposals without instructions from the beneficial owners. If you do not instruct your broker how to vote on a non-routine proposal, your broker will not vote for you. Abstentions are deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained, and they would be included in the tabulation of voting results as votes against the proposal.

Votes Required/Treatment of Broker Non-Votes and Abstentions.

Proposal One – Re-election of Class III Directors. Election of a director requires the affirmative vote of the holders of a plurality of votes represented by the shares in attendance or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. The three persons receiving the greatest number of votes at the Annual Meeting shall be elected as Class III directors. Neither “broker non-votes” nor abstentions will affect the outcome of the voting on Proposal One.

Proposal Two – Advisory Vote on Named Executive Officer Compensation. The non-binding advisory vote on named executive officer compensation requires the affirmative vote of the holders of a majority of our stock having voting power and in attendance or represented by proxy at the Annual Meeting. “Broker non-votes” have no effect and will not be counted towards the vote total for this proposal. Abstentions will have the effect of votes against Proposal Two.

Proposal Three – Ratification of the Appointment of Independent Registered Public Accounting Firm for Fiscal Year 2020. Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of the holders of a majority of our stock having voting power and in attendance or represented by proxy at the Annual Meeting. This proposal is considered to be a routine proposal and brokers have discretionary authority to vote on this proposal. Abstentions will have the effect of votes against Proposal Three.

How Your Proxy Will Be Voted

If you complete and submit your proxy card or vote via the Internet or by telephone, the shares represented by your proxy will be voted at the Annual Meeting in accordance with your instructions. If you submit your proxy card by mail, but do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted in favor of each of the three proposals. In addition, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as directed by the Board. We have not received notice of any other matters that may properly be presented at the Annual Meeting.

Revoking Your Proxy

You may revoke your proxy at any time before the Meeting Date by: (1) submitting a later-dated vote by telephone, by mail, or via the Internet before 11:59 p.m. Eastern Time on May 13, 2020 or at the Annual Meeting; or (2) delivering instructions to us at 51 Rio Robles, San Jose, California 95134 to the attention of our Corporate Secretary. Any notice of revocation sent to us must include the stockholder’s name and must be actually received by us before the Annual Meeting to be effective. Your attendance at the Annual Meeting after having executed and delivered a valid proxy card or vote via the Internet or by telephone will not in and of itself constitute a revocation of your proxy. If you are the stockholder of record or if your shares are held in “street name,” you may revoke your proxy by voting electronically at the Annual Meeting.

Solicitation of Proxies

We will pay for the cost of this proxy solicitation. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding or furnishing proxy solicitation materials to such beneficial owners. Proxies may also be solicited personally or by telephone, telegram, or facsimile by certain of our directors, officers, and regular employees, without additional compensation.

Voting Results

We will announce preliminary voting results at the Annual Meeting and publish final results on a Current Report on Form 8-K, which we intend to file with the SEC within four business days after the Meeting Date.

Note Concerning Forward-Looking Statements

Certain of the statements contained in this proxy statement are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that do not represent historical facts and the assumptions underlying such statements. We use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “potential,” “will,” “would,” “should,” and similar expressions to identify forward-looking statements. Forward-looking statements in this proxy statement include, but are not limited to, our plans and expectations regarding future financial results, expected operating results, business strategies, the sufficiency of our cash and our liquidity, projected costs and cost reduction measures, development of new products and improvements to our existing products, the impact of recently adopted accounting pronouncements, our manufacturing capacity and manufacturing costs, the adequacy of our agreements with our suppliers, our ability to monetize our solar projects, legislative actions and regulatory compliance, competitive positions, management’s plans and objectives for future operations, our ability to obtain financing, our ability to comply with debt covenants or cure any defaults, our ability to repay our obligations as they come due, our ability to continue as a going concern, our ability to complete certain divestiture, spin-off or other strategic transactions, trends in average selling prices, the success of our joint ventures and acquisitions, expected capital expenditures, warranty matters, outcomes of litigation, our exposure to foreign exchange, interest and credit risk, general business and economic conditions in our markets, industry trends, the impact of changes in government incentives, expected restructuring charges, risks related to privacy and data security, and the likelihood of any impairment of project assets, long-lived assets, and investments. These forward-looking statements are based on information available to us as of the date of this proxy statement and our current expectations, forecasts, and assumptions and involve a number of risks and uncertainties, including uncertainties regarding the duration and severity of the COVID-19 pandemic, that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond our control. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed in Part I, Item 1A, “Risk Factors,” and elsewhere in our 2019 Annual Report, which accompanies this proxy statement. Please see these and our other filings with the SEC for additional information on risks and uncertainties that could cause actual results to differ. These forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we are under no obligation to, and expressly disclaim any responsibility to, update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE PROXY CARD AND RETURN IT PROMPTLY, OR VOTE BY TELEPHONE OR VIA THE INTERNET BY FOLLOWING THE DIRECTIONS ON THE PROXY CARD. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE A PRIOR PROXY VOTE AND VOTE THEIR SHARES AS SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL ONE

RE-ELECTION OF CLASS III DIRECTORS

The Board is currently composed of nine directors and divided into three classes, in accordance with Article IV, Section B of our Certificate of Incorporation. Only the terms of the three directors serving as Class III directors are scheduled to expire in 2020. The terms of other directors expire in subsequent years.

On April 28, 2011, we and Total Solar INTL SAS, formerly known as Total Solar International SAS, Total Energies Nouvelles Activités USA, SAS and Total Gas & Power USA, SAS (“Total”), a subsidiary of Total S.A., entered into a Tender Offer Agreement (the “Tender Offer Agreement”). Pursuant to the Tender Offer Agreement, dated June 21, 2011, Total purchased in a cash tender offer approximately 60% of our then outstanding shares of common stock (the “Tender Offer”). In connection with the Tender Offer, we and Total entered into an Affiliation Agreement that governs the relationship between Total and us following the close of the Tender Offer (the “Affiliation Agreement”). In accordance with the terms of the Affiliation Agreement, the Board has nine members, composed of our chief executive officer, three non-Total-designated members of the Board, and five directors designated by Total. If the ownership of our voting securities by Total, together with the controlled subsidiaries of Total S.A., declines below certain thresholds, the number of members of the Board that Total is entitled to designate will be reduced as set forth in the Affiliation Agreement. See “Certain Relationships and Related Persons Transactions—Agreements with Total Solar INTL SAS and Total S.A.—Affiliation Agreement.”

The Board has considered and approved the nomination of Thomas McDaniel, Thomas Rebeyrol, and Thomas Werner, our current Class III directors, for re-election as directors at the Annual Meeting. Mr. McDaniel is an independent director. Mr. Rebeyrol is a Total-designated director. Mr. Werner is our president, chief executive officer, and chairman of the Board. Each nominee has consented to being named in this proxy statement and to serve if re-elected. Unless otherwise directed, the proxy holders will vote the proxies received by them for the three nominees named herein. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director. The Class III directors elected will hold office until the annual meeting of stockholders in 2023 or until their successors are elected.

The Class I directors consist of François Badoual, Denis Toulouse, and Patrick Wood III, who will hold office until the annual meeting of stockholders in 2021 or until their successors are elected. Messrs. Badoual and Toulouse are Total-designated directors. Mr. Wood is an independent director. The Class II directors consist of Catherine Lesjak, Julien Pouget, and Franck Trochet, who will hold office until the annual meeting of stockholders in 2022 or until their successors are elected. Ms. Lesjak is an independent director. Messrs. Pouget and Trochet are Total-designated directors.

Additional information about the Class III director nominees for re-election, and the Class I and Class II directors, is set forth below.

Class III Directors Nominated for Re-Election at the Annual Meeting

Name	Age	Position(s) with SunPower	Director Since
Thomas McDaniel	70	Director	2009
Thomas Rebeyrol	54	Director	2019
Thomas Werner	59	President, Chief Executive Officer, and Chairman of the Board	2003

Thomas McDaniel was executive vice president, chief financial officer, and treasurer of Edison International, a generator and distributor of electric power and investor in infrastructure and energy assets, before retiring in July 2008 after 37 years of service. Before January 2005, Mr. McDaniel was chairman, chief executive officer, and president of Edison Mission Energy, a power generation business specializing in the development, acquisition, construction, management, and operation of power production facilities. Mr. McDaniel was also chief executive officer and a director of Edison Capital, a provider of capital and financial services supporting the growth of energy and infrastructure projects, products, and services, both domestically and internationally. Mr. McDaniel has served on the Board since February 2009. Mr. McDaniel formerly served as chairman of the boards of directors of SemGroup, L.P., a midstream energy services company, and Tendril Networks, Inc., a software-as-a-service energy efficiency company. He formerly served on the advisory boards of Cypress Envirosystems, which develops and markets energy efficiency products, and On Ramp Wireless, a communications company serving electrical, gas, and water utilities. Mr. McDaniel also served on the boards of directors of the Senior Care Action Network (SCAN) from 2000 to 2013 and Aquion Energy, a manufacturer of energy storage systems. Through the McDaniel Family Foundation, he is actively involved in a variety of charitable activities, such as the Boys and Girls Club of Huntington Beach, Heifer International, and the Free Wheelchair Mission.

Mr. McDaniel brings significant operational and development experience, including extensive experience growing and operating global electric power businesses, to the Board. In addition, Mr. McDaniel’s prior experience as a chief financial officer qualifies him as a financial expert, which is relevant to his duties as an Audit Committee member. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. McDaniel should serve as a director on the Board and chairman of the Audit Committee.

Thomas Rebeyrol has served as senior vice president, strategy, growth and people of Total Gas Renewables & Power, Inc. in Paris since September 2019. He previously served as vice president, strategy growth and new businesses, of Total Marketing & Services, Inc. in Paris starting in 2015. From 2009 to 2015, Mr. Rebeyrol was managing director of Total Egypt, a subsidiary of Total Marketing & Services, Inc. Mr. Rebeyrol joined the lubricant division of Elf Aquitaine S.A.S. in 1999, prior to its acquisition by Total, and held various positions in the marketing divisions of Total, including lubricant marketing director, lubricant sales director in Germany, and director of strategy refining and marketing for Africa and the Middle East. He started his career at Procter & Gamble France in 1992. Mr. Rebeyrol is a graduate of HEC Paris business school in France.

Mr. Rebeyrol brings significant international strategic and business development experience to the Board. His extensive experience in the energy and technology industries gives him a valuable perspective on our role in the global marketplace. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. Rebeyrol should serve as a director on the Board.

Thomas Werner has served as our chief executive officer and as a member of the Board since June 2003, and chairman of the Board since May 2011. From 2001 to 2003, before joining SunPower, he held the position of chief executive officer of Silicon Light Machines, Inc., an optical solutions subsidiary of Cypress Semiconductor Corporation. From 1998 to 2001, Mr. Werner served as vice president and general manager of the Business Connectivity Group of 3Com Corp., a network solutions company. He also held a number of executive management positions at Oak Industries, Inc. and General Electric Co. Mr. Werner currently serves as a member of the board of directors of Cree, Inc., an LED manufacturer, and the Silicon Valley Leadership Group. He is also on the board of trustees of Marquette University. Mr. Werner served as a member of the board of directors of Silver Spring Networks, a provider of smart grid applications, from March 2009 to January 2018. Mr. Werner holds a bachelor’s degree in industrial engineering from the University of Wisconsin–Madison, a bachelor’s degree in electrical engineering from Marquette University, and a master’s degree in business administration from George Washington University.

Mr. Werner brings significant leadership, technical, operational, and financial management experience to the Board. Mr. Werner provides the Board with valuable insight into management’s perspective with respect to our operations. Mr. Werner has demonstrated strong executive leadership skills through more than 20 years of executive officer service with various companies and brings the most comprehensive view of our operational history over the past several years. Mr. Werner also brings to the Board leadership experience through his service on the boards of directors of two other organizations, which gives him the ability to compare the way in which management and boards operate within the companies and organizations he serves. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. Werner should serve as a director on the Board and chairman of the Board.

Class I Directors with Terms Expiring in 2021

Name	Age	Position(s) with SunPower	Director Since
François Badoual	55	Director	2017
Denis Toulouse	54	Director	2020
Patrick Wood III	57	Director	2005

François Badoual has served as president and chief executive officer of Total Washington D.C. Representative Office, Ltd. since September 2019. From 2017 to 2020, he served as president and chief executive officer of Total New Energies Ventures, Inc. From 2012 to 2017, he served as chief executive officer of Total Energy Ventures, the corporate venture capital arm for the Total Group. Mr. Badoual also previously served as general manager and country chairman for Total Exploration and Production - Algeria from 2009 to 2012, and as deputy general manager for Total Exploration and Production - Angola from 2006 to 2009. Mr. Badoual has held various other positions in the Total Group since 1990, and he has worked in France, Indonesia, United Arab Emirates, and Venezuela. Mr. Badoual holds a degree in civil engineering from École Nationale des Travaux Publics de l’État and an Advanced Master in Regional and Urban Planning from École Nationale des Ponts et Chaussées.

Mr. Badoual brings significant international managerial and operational experience to the Board. His extensive experience in the energy industry gives him a valuable perspective on our efforts to manage our business and project development activities. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. Badoual should serve as a director on the Board.

Denis Toulouse has served as senior vice president, corporate and project finance, of Total S.A. in Paris since April 2019. He previously served as senior vice president, mergers and acquisitions, of Total S.A. in Paris starting in 2016. From 2015 to 2016, Mr. Toulouse was chief financial officer of Total Gas & Power Ltd. in London. Mr. Toulouse joined Elf Aquitaine S.A.S. in 1991, prior to its acquisition by Total, and held various positions in the marketing division of Total, including chief financial officer of Total Deutschland in Germany and chief financial officer of Total Belgium in Belgium. Mr. Toulouse is a graduate of HEC Paris business school in France.

Mr. Toulouse brings significant international managerial and business development experience to the Board. His extensive experience in the energy industry gives him a valuable perspective on our efforts to manage our business and project development activities. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. Toulouse should serve as a director on the Board.

Patrick Wood III has served as president of the Hunt Energy Network, an energy storage development company, since February 2019, and as a principal of Wood3 Resources, an energy infrastructure developer, since July 2005. He is active in the development of electric power and natural gas infrastructure assets in North America. From 2001 to 2005, Mr. Wood served as the chairman of the Federal Energy Regulatory Commission. From 1995 to 2001, he chaired the Public Utility Commission of Texas. Mr. Wood has also been an attorney with Baker & Botts, a global law firm, and an associate project engineer with Arco Indonesia, an oil and gas company, in Jakarta. He currently serves as a director of Quanta Services, Inc. Mr. Wood is a past board chairman of Dynegy, a past director of Memorial Resource Development, Inc. and TPI Composites, a former director of the American Council on Renewable Energy, and a member of the National Petroleum Council.

Mr. Wood brings significant strategic and operational management experience to the Board. Mr. Wood has demonstrated strong leadership skills through a decade of regulatory leadership in the energy sector. Mr. Wood brings a unique perspective and extensive knowledge of energy project development, public policy development, governance, and the regulatory process. His legal background also provides the Board with a perspective on the legal implications of matters affecting our business. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. Wood should serve as a director on the Board, Chairman of the Nominating and Corporate Governance Committee, and Chairman of the Compensation Committee.

Class II Directors with Terms Expiring in 2022

Name	Age	Position(s) with SunPower	Director Since
Catherine Lesjak	61	Director	2013
Julien Pouget	43	Director	2017
Franck Trochet	49	Director	2019

Catherine Lesjak retired from HP Inc. on February 28, 2019 and was the interim chief operating officer of HP Inc. from July 1, 2018 until January 1, 2019. She served as executive vice president and chief financial officer of HP Inc. (formerly Hewlett-Packard Company) (HP) from January 1, 2007 until November 1, 2015 and chief financial officer of HP from November 1, 2015 until July 1, 2018. Ms. Lesjak served as interim chief executive officer of HP from August 2010 through October 2010. As a 32-year veteran at HP, Ms. Lesjak held a broad range of financial leadership roles across HP. Before being named as chief financial officer, Ms. Lesjak served as senior vice president and treasurer, where she was responsible for managing HP’s worldwide cash, debt, foreign exchange, capital structure, risk management, and benefits plan administration. Earlier in her career at HP, she managed financial operations for Enterprise Marketing and Solutions and the Software Global Business Unit. Before that, she was group controller for HP’s Software Solutions Organization and managed HP’s global channel credit risk as controller and credit manager for the Commercial Customer Organization. Ms. Lesjak has a bachelor’s degree in biology from Stanford University and a master of business administration degree in finance from the University of California, Berkeley.

Ms. Lesjak’s extensive experience as the chief financial officer of a major corporation, with significant presence in both the business-to-consumer and business-to-business markets, allows her to make significant contributions to our strategic business planning and execution and qualifies her as a financial expert, which is relevant to her duties as a member of the Audit Committee. Her background is also valuable in terms of financial oversight and review of our strategic investments. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Ms. Lesjak should serve as a director on the Board.

Julien Pouget has served as senior vice president of the Renewables division of Total S.A. since January 1, 2017. From 2014 to 2016, he served as a senior advisor to the President of France, initially responsible for industry, then industry and digital, and finally for the economy. His responsibilities during this time included the restructuring of the French nuclear power industry. Prior to his service to the President of France, Mr. Pouget spent six years in various positions at Alstom Power, including as vice president of the heat exchangers product line for France, Switzerland, and China, as vice president and general manager of Asian activities, and as project leader and head of engineering for the heat exchangers on the Flamanville 3 EPR nuclear power plant in France. From 2001 to 2008, Mr. Pouget held various positions in the French Ministry of Industry, and at the state shareholding agency at the French Ministry for Finance and Economy. Mr. Pouget is a chief engineer of the prestigious French Corps de Mines and a graduate of the École Polytechnique.

Mr. Pouget brings significant international managerial and operational experience to the Board. His extensive experience in the energy industry and in government gives him a valuable perspective on policy and the global energy marketplace. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. Pouget should serve as a director on the Board.

Franck Trochet has served as vice president, finance, of Total Petrochemicals and Refining USA, Inc. in Houston since 2017. He held a similar role for Total’s exploration and production and marketing and services divisions, as well as its U.S. affiliates, since 2017. From 2013 to 2017, Mr. Trochet served as vice president, business control, for Total’s refining and chemicals branch in Paris. He was part of the team that established Total’s refining and chemicals branch in 2010 before being appointed as vice president, corporate affairs, of Total’s polymers business unit in Brussels. Mr. Trochet joined the finance division of Elf Aquitaine S.A.S. in 1999, prior to its acquisition by Total, and held various positions in the refining and marketing divisions of Total, including U.K. finance manager, until 2010. He started his career at Ernst & Young LLP. He is a graduate of the Business School of Tours in France.

Mr. Trochet brings significant strategic and business development experience to the Board. His extensive experience in the energy industry gives him a valuable perspective on the development of our strategy going forward. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. Trochet should serve as a director on the Board.

Vote Required

Election of a director requires the affirmative vote of the holders of a plurality of votes represented by the shares in attendance or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. The three persons receiving the greatest number of votes at the Annual Meeting shall be elected as Class III directors. Neither “broker non-votes” nor abstentions will affect the outcome of the voting on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE CLASS III DIRECTOR NOMINEES.

BOARD STRUCTURE

Determination of Independence

The Board has determined that three of our nine directors, namely Ms. Lesjak, Mr. McDaniel, and Mr. Wood, each meet the standards for independence as defined by applicable listing standards of The Nasdaq Stock Market and rules and regulations of the SEC. The Board has also determined that Mr. Werner, our president, chief executive officer, and chairman of the Board, and Mr. Badoual, Mr. Pouget, Mr. Rebeyrol, Mr. Toulouse, and Mr. Trochet, as directors designated by our controlling stockholder, Total, pursuant to our Affiliation Agreement with Total, are not “independent” as defined by applicable listing standards of The Nasdaq Stock Market. There are no family relationships among any of our directors or executive officers.

Leadership Structure and Risk Oversight

The Board has determined that having a lead independent director assist Mr. Werner, the president, chief executive officer, and chairman of the Board, is in the best interest of our stockholders. Mr. Wood has served as the lead independent director of the Board since June 2012. The Board believes this structure ensures a greater role for the independent directors in the oversight of our company and encourages active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. We believe that this leadership structure also is preferred by a significant number of our stockholders.

The Board is actively involved in oversight of risks that could affect our company. This oversight is conducted primarily through committees of the Board, in particular our Audit Committee, as disclosed in the descriptions of each of the committees below and in the respective charters of each committee. The full Board, however, has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from our officers responsible for oversight of particular risks within our company.

Board Meetings

The Board held four regular, quarterly meetings, one annual meeting, and six special meetings during fiscal 2019. During fiscal 2019, each incumbent director, as applicable, attended at least 75% of the aggregate number of meetings of the Board and its committees on which such director served during his or her term. Our independent directors held 17 meetings with management present, as well as four executive sessions during regular, quarterly meetings and two executive sessions during special meetings without management present, during fiscal 2019.

Controlled Company, Nasdaq Listing Standards

As of April 3, 2020, Total has owned greater than 50% of our outstanding voting securities, and we are therefore considered a “controlled company” within the meaning of The Nasdaq Stock Market rules. As long as we remain a “controlled company,” we are exempt from the rules that would otherwise require that the Board be composed of a majority of independent directors and that our Compensation Committee and Nominating and Corporate Governance Committee be composed entirely of independent directors. This “controlled company” exception does not modify the independence requirements for the Audit Committee, and we comply with the requirements of the Sarbanes-Oxley Act and The Nasdaq Stock Market rules that require that our Audit Committee be composed exclusively of independent directors.

Board Committees

We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. The Board has established committees to ensure that we maintain strong corporate governance standards. The Board has standing Audit, Compensation, and Nominating and Corporate Governance Committees. The Board also previously had a Finance Committee, which was dissolved by the Board on February 7, 2019. Additionally, the Board has in the past established, and may in the future establish, ad hoc committees to assist the Board in fulfilling its oversight responsibilities. The charters of our Audit, Compensation, and Nominating and Corporate Governance Committees are

available on our website at http://investors.sunpower.com. You may also request copies of our committee charters free of charge by writing to SunPower Corporation, 51 Rio Robles, San Jose, California 95134, Attention: Corporate Secretary. Below is a summary of our committee structure and membership information.

Director(1)	Audit Committee	Compensation Committee	Finance Committee(2)	Nominating and Corporate Governance Committee
François Badoual	—	—	—	Member
Catherine Lesjak(I)	Member	—	Member	—
Thomas McDaniel(I)	Chair	Member	Chair	Member
Julien Pouget	—	Member	—	—
Thomas Rebeyrol	—	Member	—	—
Denis Toulouse	—	—	—	—
Franck Trochet	—	—	—	Member
Patrick Wood III(I)(*)	Member	Chair	—	Chair
(1)	(I) Indicates an independent director, and (*) indicates the lead independent director.
(2)	The other two former members of the Finance Committee are no longer incumbent directors.

Audit Committee

Mr. McDaniel is the chairman of the Audit Committee, appointed in June 2012. Our Audit Committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board has determined that each member of our Audit Committee is “independent” as that term is defined in Section 10A of the Exchange Act and as defined by applicable listing standards of The Nasdaq Stock Market. Each member of the Audit Committee is financially literate and has the financial sophistication required by the applicable listing standards of The Nasdaq Stock Market. The Board has determined that each of Ms. Lesjak and Mr. McDaniel meet the criteria of an “audit committee financial expert” within the meaning of applicable SEC regulations due to their professional experience. Mr. McDaniel’s and Ms. Lesjak’s relevant professional experience is described above under “Proposal One—Re-Election of Class III Directors.” The Audit Committee held 10 meetings during fiscal 2019.

The purpose of the Audit Committee, pursuant to its charter, is, among other things, to:

•	provide oversight of our accounting and financial reporting processes and the audit of our financial statements and internal controls by our independent registered public accounting firm;
•	assist the Board in the oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the independent registered public accounting firm’s performance, qualifications, and independence; and (4) the performance of our internal audit function;
•	oversee management’s identification, evaluation, and mitigation of major risks to our company;
•	prepare an audit committee report as required by the SEC to be included in our annual proxy statement;
•	provide to the Board such information and materials as it may deem necessary to make the Board aware of financial matters requiring the attention of the Board;
•	consider questions of actual and potential conflicts of interest (including corporate opportunities) of Board members and corporate officers and review and approve proposed related party transactions that would be required to be disclosed under Item 404 of Regulation S-K, provided that any approval of related party transactions may be made only by the disinterested members of the Audit Committee;
•	oversee any waiver of the Code of Business Conduct and Ethics for directors and executive officers; and
•	review at least annually our company’s banking and treasury authorizations and material terms of our credit facilities as they bear on our risk exposures, financial disclosures, internal controls, and legal compliance.

The Audit Committee also serves as the representative of the Board with respect to its oversight of the matters described below in the “Audit Committee Report.” The Audit Committee has established procedures for (1) the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters, and (2) the confidential, anonymous submission by our employees of concerns regarding accounting or auditing matters. The Audit Committee promptly reviews such complaints and concerns.1

Compensation Committee

Mr. Wood is the chairman of the Compensation Committee, appointed in November 2012. Two of the four members of the Compensation Committee, Mr. McDaniel and Mr. Wood, are “independent” as defined by applicable listing standards of The Nasdaq Stock Market. Mr. Pouget and Mr. Rebeyrol were designated by Total to be on the Compensation Committee pursuant to our Affiliation Agreement and are not “independent” as defined by applicable listing standards of The Nasdaq Stock Market. The Compensation Committee held six meetings during fiscal 2019.

The Compensation Committee, pursuant to its charter, assists the Board in discharging its duties with respect to:

•	the formulation, implementation, review, and modification of the compensation of our directors and executive officers;
•	the review and preparation of an annual report of the Compensation Committee for inclusion in our annual proxy statement or Annual Report on Form 10-K, in accordance with applicable rules of the SEC and applicable listing standards of The Nasdaq Stock Market;
•	the review and discussion with management of the Compensation Discussion and Analysis section of our annual proxy statement or Annual Report on Form 10-K;
•	oversight of our company compensation philosophy, which may be performance-based, to reward and retain employees based on achievement of goals; and
•	the administration of our equity incentive plans, including the SunPower Corporation 2015 Omnibus Incentive Plan.

We also have a Section 16 Subcommittee of the Compensation Committee consisting solely of independent directors available to approve certain compensation matters in accordance with Rule 16b-3 of the Exchange Act, as recommended by the Compensation Committee. This subcommittee historically also reviewed and approved certain compensation matters in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

In certain instances, the Compensation Committee has delegated limited authority to Mr. Werner, in his capacity as a Board member, with respect to compensation and equity awards for employees other than our executive officers. For more information on our processes and procedures for the consideration and determination of executive compensation, see “Compensation Discussion and Analysis” below.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was at any time during fiscal 2019 one of our officers or employees or is one of our former officers or employees. No member of our Compensation Committee had any relationship requiring disclosure under Item 404 and Item 407(e)(4) of Regulation S-K. Additionally, during fiscal 2019, none of our executive officers or directors was a member of the board of directors, or any committee of the board of directors, or of any other entity such that the relationship would be construed to constitute a compensation committee interlock within the meaning of the rules and regulations of the SEC.

Nominating and Corporate Governance Committee

Mr. Wood is the chairman of our Nominating and Corporate Governance Committee. Two of the four members of the Nominating and Corporate Governance Committee, Mr. McDaniel and Mr. Wood, are “independent” as defined by applicable listing standards of The Nasdaq Stock Market. Mr. Badoual and Mr. Trochet were designated by Total to be on the Nominating and Corporate Governance Committee pursuant to our Affiliation Agreement with Total and are not “independent” as defined by applicable listing standards of The Nasdaq Stock Market. The Nominating and Corporate Governance Committee held four meetings during fiscal 2019.

[1]	Upon the dissolution of the Finance Committee on February 7, 2019, a portion of the Finance Committee’s oversight responsibilities (including oversight responsibility for certain treasury, financial risk review, insurance review, and other matters) was allocated to the Audit Committee.

The Nominating and Corporate Governance Committee, pursuant to its charter, assists the Board in discharging its responsibilities with respect to:

•	the identification of individuals qualified to become directors and the selection or recommendation of candidates for all directorships to be filled by the Board or by the stockholders;
•	the evaluation of whether an incumbent director should be nominated for re-election to the Board upon expiration of such director’s term, based upon factors established for new director candidates as well as the incumbent director’s qualifications, performance as a Board member, and such other factors as the Nominating and Corporate Governance Committee deems appropriate; and
•	the development, maintenance, and recommendation of a set of corporate governance principles applicable to us, and periodically reviewing such principles.

The Nominating and Corporate Governance Committee also considers diversity in identifying nominees for directors. In particular, the Nominating and Corporate Governance Committee believes that the members of the Board should reflect a diverse range of talent, skill, and expertise sufficient to provide sound and prudent guidance with respect to our operations and interests. In addition, the Nominating and Corporate Governance Committee has determined that the Board as a whole must have the right diversity, mix of characteristics, and skills for the optimal functioning of the Board in its oversight role.

The Nominating and Corporate Governance Committee believes the Board should be composed of persons with skills in areas such as:

•	relevant industries, especially solar products and services;
•	technology manufacturing;
•	sales and marketing;
•	leadership of large, complex organizations;
•	finance and accounting;
•	corporate governance and compliance;
•	strategic planning;
•	international business activities; and
•	human capital and compensation.

Under our Corporate Governance Principles, during the director nominee evaluation process, the Nominating and Corporate Governance Committee and the Board take the following into account:

•	A significant number of directors on the Board should be independent directors, unless otherwise required by applicable law or The Nasdaq Stock Market rules;
•	Candidates should be capable of working in a collegial manner with persons of different educational, business, and cultural backgrounds and should possess skills and expertise that complement the attributes of the existing directors;
•	Candidates should represent a diversity of viewpoints, backgrounds, experiences, and other demographics;
•	Candidates should demonstrate notable or significant achievement and possess senior-level business, management, or regulatory experience that would inure to our benefit;
•	Candidates shall be individuals of the highest character and integrity;
•	Candidates shall be free from any conflict of interest that would interfere with their ability to properly discharge their duties as a director or would violate any applicable law or regulation;
•	Candidates for the Audit Committee and Compensation Committee should have the enhanced independence and financial literacy and expertise that may be required under law or The Nasdaq Stock Market rules;
•	Candidates shall be capable of devoting the necessary time to discharge their duties, taking into account memberships on other boards and other responsibilities; and
•	Candidates shall have the desire to represent the interests of all stockholders.

Finance Committee

Mr. McDaniel was the chairman of the Finance Committee. Two of the four former members of the Finance Committee, Ms. Lesjak and Mr. McDaniel, are “independent” as defined by applicable listing standards of The Nasdaq Stock Market. Helle Kristoffersen and Antoine Larenaudie, former members of the Board who resigned during fiscal 2019 and fiscal 2020, respectively, were designated by Total to be on the Finance Committee pursuant to our Affiliation Agreement with Total and were not “independent” as defined by applicable listing standards of The Nasdaq Stock Market. The Finance Committee held one meeting during fiscal 2019. Pursuant to approval of the Board, the Finance Committee was dissolved on February 7, 2019. A portion of the Finance Committee’s oversight responsibilities were allocated to the Audit Committee, and the remainder to the Board.

Prior to its dissolution, the Finance Committee assisted the Board in discharging its duties with respect to:

•	The review, evaluation, and approval of financing transactions, including credit facilities, structured finance, issuance of debt and equity securities in private and public transactions, sales of project assets or ownership therein to publicly traded entities in which we have an equity interest greater than 10% or their subsidiaries, and the repurchase of debt and equity securities (other than financing activity exceeding $50 million, which requires the review and approval of the Board);
•	The review of our annual operating plan for recommendation to the Board, and the monitoring of capital spend as compared with the annual operating plan;
•	The review and recommendation to the Board of investments, acquisitions, divestitures, and other corporate transactions; and
•	General oversight of our treasury activities, and the review, at least annually, of our counterparty credit risk and insurance programs.

CORPORATE GOVERNANCE

Stockholder Communications with Board

We provide a process by which stockholders may send communications to the Board, any committee of the Board, our non-management directors, or any particular director. Stockholders can contact our non-management directors by sending such communications to the chairman of the Nominating and Corporate Governance Committee, c/o Corporate Secretary, SunPower Corporation, 51 Rio Robles, San Jose, California 95134. Stockholders wishing to communicate with a particular Board member, a particular Board committee, or the Board as a whole may send a written communication to our Corporate Secretary, SunPower Corporation, 51 Rio Robles, San Jose, California 95134. The Corporate Secretary will forward such communication to the full Board, to the appropriate committee, or to any individual director or directors to whom the communication is addressed, unless the communication is unduly hostile, threatening, illegal, or harassing, in which case the Corporate Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

Directors’ Attendance at Our Annual Meetings

Although we do not have a formal policy that mandates the attendance of our directors at our annual stockholder meetings, our directors are encouraged to attend. All of our directors are expected to attend the 2020 Annual Meeting, and eight of our directors attended our annual meeting of stockholders held on May 16, 2019 (the “2019 Annual Meeting”).

Submission of Stockholder Proposals for the 2021 Annual Meeting

As a SunPower stockholder, you may submit a proposal, including director nominations, for consideration at future annual meetings of stockholders.

Stockholder Proposals. Only stockholders meeting certain criteria outlined in our Amended and Restated By-Laws (the “By-Laws”) are eligible to submit nominations for election to the Board or to propose other proper business for consideration by stockholders at an annual meeting. Under the By-Laws, stockholders who wish to nominate persons for election to the Board or propose other proper business for consideration by stockholders at an annual meeting must give proper written notice to us not earlier than 120 days and not later than 90 days before the first anniversary of the preceding year’s annual meeting, provided that in the event that an annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the day on which we mail or publicly announce our notice of the date of the annual meeting, whichever occurs first. Therefore, notices regarding nominations of persons for election to the Board and proposals of other proper business for consideration at the 2021 annual meeting of stockholders must be submitted to us no earlier than January 14, 2021 and no later than February 13, 2021. If the date of the 2021 annual meeting is moved more than 25 days before or after the anniversary date of the 2020 Annual Meeting, the deadline will instead be the close of business on the tenth day following notice of the date of the 2021 annual meeting of stockholders or public disclosure of such date, whichever occurs first. We have discretionary power, but are not obligated, to consider stockholder proposals submitted after February 13, 2021 for the 2021 annual meeting.

Stockholder proposals will also need to comply with SEC regulations, such as Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in any Company-sponsored proxy material. In order to be included in our proxy materials for the 2021 annual meeting of stockholders, pursuant to Rule 14a-8 of the Exchange Act the submission deadline for stockholder proposals is December 4, 2020. All written proposals must be received by our Corporate Secretary, at our corporate offices at 51 Rio Robles, San Jose, California 95134 by the close of business on the required deadline in order to be considered for inclusion in our proxy materials for the 2021 annual meeting of stockholders.

Nomination of Director Candidates. Our Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders. Such nominations should be directed to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, SunPower Corporation, 51 Rio Robles, San Jose, California 95134. In addition, the stockholder must give notice of a nomination to our Corporate Secretary, and such notice must be received within the time period described above under “Stockholder Proposals.” Any such proposal must include the following:

•	the name, age, business address, residential address, and record address of such nominee;
•	the principal occupation or employment of such nominee;
•	the class or series and number of shares of our stock owned beneficially or of record by such nominee;
•	any information relating to the nominee that would be required to be disclosed in our proxy statement;
•	the nominee holder for, and number of, shares owned beneficially but not of record by such person;
•	whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement, or understanding (including any derivative or short positions, profit interests, options, or borrowed or loaned shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such person with respect to any share of our stock;
•	to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or re-election as a director on the date of such stockholder’s notice;
•	a description of all arrangements or understandings between or among such persons pursuant to which the nomination(s) are to be made by the stockholder and any relationship between or among the stockholder giving notice and any person acting in concert, directly or indirectly, with such stockholder and any person controlling, controlled by, or under common control with such stockholder, on the one hand, and each proposed nominee, on the other hand; and
•	a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice.

If a director nomination is made pursuant to the process set forth above, the Nominating and Corporate Governance Committee will apply the same criteria in evaluating the nominee as it would any other board nominee candidate, and will recommend to the Board whether or not the stockholder nominee should be included as a candidate for election in our proxy statement. The nominee and nominating stockholder should be willing to provide any information reasonably requested by the Nominating and Corporate Governance Committee in connection with its evaluation. The Board will make the final determination whether or not a nominee will be included in the proxy statement and on the proxy card for election.

Once either a search firm selected by the Nominating and Corporate Governance Committee or a stockholder has provided our Nominating and Corporate Governance Committee with the identity of a prospective candidate, the Nominating and Corporate Governance Committee communicates the identity and known background and experience of the candidate to the Board. If warranted by a polling of the Board, members of our Nominating and Corporate Governance Committee and/or other members of our senior management may interview the candidate. If the Nominating and Corporate Governance Committee reacts favorably to a candidate, the candidate is next invited to interview with the members of the Board who are not on the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee then makes a final determination whether to recommend the candidate to the Board for directorship. The Nominating and Corporate Governance Committee currently has not set specific minimum qualifications or criteria for nominees that it proposes for Board membership, but evaluates the entirety of each candidate’s credentials. The Nominating and Corporate Governance Committee believes, however, that we will be best served if our directors bring to the Board a variety of diverse experience and backgrounds and, among other things, demonstrated integrity, executive leadership, and financial, marketing, or business knowledge and experience. See “Board Structure—Nominating and Corporate Governance Committee” for factors considered by the Nominating and Corporate Governance Committee and the Board in considering director nominees.

Corporate Governance Principles

We believe that strong corporate governance practices are the foundation of a successful, well-run company. The Board has adopted Corporate Governance Principles that set forth our core corporate governance principles, including:

•	oversight responsibilities of the Board;
•	election and responsibilities of the lead independent director;
•	role of Board committees and assignment and rotation of members;
•	review of the Code of Business Conduct and Ethics and consideration of related party transactions;
•	independent director meetings without management and with outside auditors;
•	Board’s access to employees;
•	annual review of director compensation;
•	membership criteria and selection of the Board;
•	annual review of Board performance;
•	director orientation and continuing education;
•	stock ownership guidelines for certain of our executive officers and directors;
•	annual review of performance and compensation of executive officers; and
•	succession planning for key executive officers.

Our Corporate Governance Principles are available on our website at http://investors.sunpower.com.

Code of Business Conduct and Ethics; Related Persons Transactions Policy and Procedures

It is our general policy to conduct our business activities and transactions with the highest level of integrity and ethical standards and in accordance with all applicable laws. In addition, it is our policy to avoid situations that create an actual or potential conflict between our interests and the personal interests of our officers and directors. Such principles are described in our Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics is applicable to our directors, officers, and employees (including our principal executive officer, principal financial officer, and principal accounting officer), as well as to our suppliers, vendors, partners, and other parties that represent us, and is designed to promote compliance with the laws applicable to our business, accounting standards, and proper and ethical business methods and practices. Our Code of Business Conduct and Ethics is available on our website at http://investors.sunpower.com/corporate-governance/governance-overview under the tab for “Code of Conduct.” You may also request a copy by writing to us at SunPower Corporation, 51 Rio Robles, San Jose, California 95134, Attention: Corporate Secretary. If we amend our Code of Business Conduct and Ethics or grant a waiver applicable to our principal executive officer, principal financial officer, or principal accounting officer, we will post a copy of such amendment or waiver on our website. Under our Corporate Governance Principles, the Audit Committee is responsible for reviewing and recommending changes to our Code of Business Conduct and Ethics.

Pursuant to our Corporate Governance Principles and the charter of our Audit Committee, our Audit Committee will consider questions of actual and potential conflicts of interest (including corporate opportunities) of directors and officers and approve or prohibit such transactions. The Audit Committee will review and approve in advance all proposed related party transactions that would be required to be disclosed under Item 404 of Regulation S-K, in compliance with the applicable Nasdaq Stock Market rules. A related party transaction will only be approved if the Audit Committee determines that it is in our best interests. If a director is involved in the transaction, he or she will be recused from all voting and approval processes in connection with the transaction.

Certain Relationships and Related Persons Transactions

Other than the compensation agreements and other arrangements described herein, and the transactions described below, since the start of our last fiscal year on December 31, 2018, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we have been or will be a party:

•	in which the amount involved exceeded or will exceed $120,000; and
•	in which any director, director nominee, executive officer, beneficial owner of more than 5% of any class of our common stock, or any immediate family member of such persons had or will have a direct or indirect material interest.

Agreements with Total and Total S.A.

Spin-Off Agreements

On November 11, 2019, we announced plans to separate into two independent, publicly traded companies – SunPower and Maxeon Solar Technologies, Pte. Ltd. (“Maxeon Solar”). The separation is expected to occur through a spin-off (the “Spin-Off”) and distribution of all of the shares of Maxeon Solar held by SunPower to SunPower stockholders, followed by an equity investment in Maxeon Solar by long-time partner Tianjin Zhonghuan Semiconductor Co., Ltd. (“TZS”). In order to effect the Spin-Off, on November 8, 2019, we entered into a Separation and Distribution Agreement with Maxeon Solar, which governs the principal corporate transactions required to effect the separation and the Spin-Off distribution, and provides for the allocation between SunPower and Maxeon Solar of the assets, liabilities, and obligations of the respective companies as of the separation.

On November 8, 2019, we entered into an Investment Agreement (the “Investment Agreement”) with Maxeon Solar, TZS, and, for the limited purposes set forth therein, Total, pursuant to which, immediately after the Spin-Off distribution, TZS will purchase from Maxeon Solar ordinary shares that will, in the aggregate, represent approximately 28.848% of the outstanding ordinary shares of Maxeon Solar on a fully diluted basis after giving effect to the Spin-Off for $298 million. Pursuant to the Investment Agreement, consummation of the TZS investment is subject to certain conditions being satisfied or waived by us or Maxeon Solar on the one hand, and TZS, on the other hand, including, among other things: (1) the completion of the separation and the distribution in accordance with the Separation and Distribution Agreement; (2) Maxeon Solar entering into definitive agreements for a term loan facility in an amount not less than $325 million; (3) Maxeon Solar obtaining certain additional financing in the form of a revolving credit facility of not less than $100 million or, alternatively, making certain working capital adjustment arrangements; (4) Maxeon Solar having no more than $138 million in debt and no less than $50 million in Cash (as defined in the Investment Agreement) immediately prior to the TZS investment; (5) execution of certain ancillary agreements and a shareholders agreement (the “Shareholders Agreement”); (6) receipt of required governmental approvals; (7) completion of all necessary filings under the U.S. securities laws; (8) receipt by the Board of one or more opinions from an independent valuation firm confirming the solvency and financial viability of each of us and Maxeon Solar immediately after the consummation of the distribution in a form acceptable to us; (9) if applicable, the receipt of a waiver from the Singapore Securities Industry Council from the applicability of the Singapore Code on Take-overs and Mergers to the distribution and the investment; and (10) the absence of any legal impediments prohibiting the investment. Moreover, the obligations of us and Maxeon Solar, on the one hand, and TZS, on the other hand, to consummate the investment are subject to certain other conditions, including, among other things, (A) the accuracy of the other party’s representations and warranties (subject to certain materiality qualifiers) and (B) the other party’s performance of its agreements and covenants contained in the Investment Agreement in all material respects. In addition, the obligation of TZS to consummate the investment is subject to the absence of any Material Adverse Effect (as defined in the Investment Agreement) on Maxeon Solar occurring from the date of the Investment Agreement through the closing of the investment, subject, in each case, to certain exclusions set forth in the Investment Agreement.

Pursuant to the Investment Agreement, we, Maxeon Solar, TZS and, with respect to certain provisions, Total have agreed to certain customary representations, warranties, and covenants, including certain representations and warranties as to the financial statements, contracts, liabilities, and other attributes of Maxeon Solar, certain business conduct restrictions and covenants requiring efforts to complete the transactions.

The Separation and Distribution Agreement and Investment Agreement contemplate certain additional agreements be entered into between us, Maxeon Solar and other parties in connection with the Spin-Off and related investment by TZS, including a tax matters agreement, employee matters agreement, transition services agreement, brand framework agreement, cross license agreement, collaboration agreement and supply agreement, each as we previously noted in our announcement of the contemplated transaction.

At the closing of the TZS investment, TZS, Total and Maxeon Solar will enter the Shareholders Agreement that contains provisions bearing on the governance of Maxeon Solar and the ability of Total and TZS to buy, sell or vote their shares in Maxeon Solar.

Revolving Credit Facility with Crédit Agricole and Related Guaranty

On October 29, 2019, we entered into a new Green Revolving Credit Agreement (the “2019 Revolver”) with Crédit Agricole Corporate and Investment Bank, as lender, with a revolving credit commitment of $55 million. The 2019 Revolver contains affirmative covenants, events of default and repayment provisions customarily applicable to similar facilities and has a per annum commitment fee of 0.05% on the daily unutilized amount, payable quarterly. Loans under the 2019 Revolver bear either an adjusted LIBOR interest rate for the period elected for such loan or a floating interest rate of the higher of prime rate, federal funds effective rate, or LIBOR for an interest period of one month, plus an applicable margin, ranging from 0.25% to 0.60%, depending on the base interest rate applied, and each matures on the earlier of April 29, 2021, or the termination of commitments thereunder. Our payment obligations under the 2019 Revolver are guaranteed by Total S.A. up to the maximum aggregate principal amount of $55 million. In consideration of the commitments of Total S.A., we are required to pay them a guaranty fee of 0.25% per annum on any amounts borrowed under the 2019 Revolver and to reimburse Total S.A. for any amounts paid by them under the parent guaranty. We have pledged the equity of the wholly owned subsidiary of our company that holds our shares of Enphase Energy, Inc. common stock to secure our reimbursement obligation under the 2019 Revolver. We have also agreed to limit our ability to draw funds under the 2019 Revolver to no more than 67% of the fair market value of the common stock held by our subsidiary at the time of the draw.

As of December 29, 2019, we had no outstanding borrowings under the 2019 Revolver.

Affiliation Agreement

In connection with the Tender Offer, we and Total entered into an affiliation agreement (the “Affiliation Agreement”). The Affiliation Agreement was amended on June 7, 2011, December 12, 2011, February 28, 2012, and August 10, 2012. The Affiliation Agreement governs the relationship following the closing of the Tender Offer between SunPower, on the one hand, and Total S.A., Total, any other affiliate of Total S.A. and any member of a group of persons formed for the purpose of acquiring, holding, voting, disposing of, or beneficially owning our voting stock of which Total S.A. or any of its affiliates is a member (the “Total Group”), on the other hand.

Standstill. Following the closing of the Tender Offer and during the Standstill Period (as defined below), Total, Total S.A., and the Total Group may not:

•	effect or seek, or announce any intention to effect or seek, any transaction that would result in the Total Group beneficially owning shares in excess of the Applicable Standstill Limit (as defined below), or take any action that would require us to make a public announcement regarding the foregoing;
•	request that (i) we, (ii) the Board members that are independent directors and not appointed to the Board by Total (the “Disinterested Directors”), or (iii) our officers or employees, amend or waive any of the standstill restrictions applicable to the Total Group described above; or
•	enter into any discussions with any third party regarding any of the foregoing.

In addition, no member of the Total Group may, among other things, solicit proxies relating to the election of directors to the Board without the prior approval of the Disinterested Directors.

The Total Group is, however, permitted to either (i) make and consummate a Total Tender Offer or (ii) propose and effect a Total Merger so long as, in each case, Total complies with certain advance notice and prior negotiation obligations, including providing written notice to us at least 120 days before commencing or proposing such Total Tender Offer or Total Merger and making its designees reasonably available for the purpose of negotiation with the Disinterested Directors concerning such Total Tender Offer or Total Merger.

The “Standstill Period” is the period beginning on the date of the Affiliation Agreement and ending on the earlier to occur of:

•	a change of control of our company;
•	the first time that the Total Group beneficially owns less than 15% of outstanding voting power of our company;
•	when we or the Board take or fail to take certain of the actions described below under “—Events Requiring Stockholder Approval by Total” or fail to comply with certain of the covenants described below under “—Covenants of Total and SunPower” during the time when Total, together with the controlled subsidiaries of Total S.A., owns 50% or less of the outstanding voting power of our company or 40% or less of the outstanding voting power of our company when at least $100 million in Guarantees are outstanding under the Credit Support Agreement;
•	a tender offer for at least 50% of the outstanding voting power of our company is commenced by a third party after the time when Total, together with the controlled subsidiaries of Total S.A., owns 50% or less of the outstanding voting power of our company or 40% or less of the outstanding voting power of our company when at least $100 million in Guarantees are outstanding under the Credit Support Agreement; and
•	the termination of the Affiliation Agreement.

The “Applicable Standstill Limit” is 70% of the lower of (i) the then outstanding shares of our common stock or (ii) the then outstanding voting power of our company.

During the Standstill Period, the Total Group will not be in breach of its standstill obligations described above if any member of the Total Group holds beneficial ownership of shares of our common stock in excess of the Applicable Standstill Limit solely as a result of:

•	recapitalizations, repurchases, or other actions taken by us or our controlled subsidiaries that have the effect of reducing the number of shares of our common stock then outstanding;
•	the issuance of shares of our common stock to Total in connection with the acquisition of Tenesol SA; or
•	the rights specified in any “poison pill” share purchase rights plan having separated from the shares of our common stock and a member of the Total Group having exercised such rights.

Transfer of Control. If any member or members of the Total Group seek to transfer, in one or a series of transactions, either (i) 40% or more of the outstanding shares of our common stock or (ii) 40% or more of the outstanding voting power of our company to a single person or group, then such transfer must be conditioned on, and may not be effected, unless the transferee either:

•	makes a tender offer to acquire 100% of the voting power of our company, at the same price per share of voting stock and using the same form of consideration to be paid by the transferee to the Total Group; or
•	proposes a merger providing for the acquisition of 100% of the voting power of our company, at the same price per share of voting stock and using the same form of consideration to be paid by the transferee to the Total Group.

Total’s Rights to Maintain. The Total Group has the following rights to maintain its ownership in us until (i) the first time that the Total Group owns less than 40% of the outstanding voting power of our company, or (ii) until the first time that Total transfers shares of our common stock to a person other than Total S.A. or a controlled subsidiary of Total S.A. and, as a result of such transfer, Total S.A. and its subsidiaries own less than 50% of the outstanding voting power of our company.

If we propose to issue new securities primarily for cash in a financing transaction, then Total has the right to purchase a portion of such new securities equal to its percentage ownership in us. Total can also elect to purchase our securities in open market transactions or through privately negotiated transactions in an amount equal to its percentage ownership in connection with such issuance of new securities, as it did following our November 2019 offering of common stock. If we propose to issue new securities in consideration for our purchase of a business or assets of a business, then Total has the right to purchase additional securities in the open market or through privately-negotiated transactions equal to its percentage ownership in us. Total has similar rights in the event that we issue or propose to issue (including pursuant to our equity plans or as the result of the conversion of our convertible securities) securities that, together with all other issuances of securities by us since the end of the preceding fiscal quarter, aggregate to more than 1% of our fully diluted equity. Total has a nine-month grace period, subject to certain extensions to satisfy regulatory conditions, to acquire securities in the open market or through privately negotiated transactions in connection with any of the securities issuances described above.

SunPower Board. The Affiliation Agreement provides that Total is entitled to designate nominees to the Board, subject to the maintenance of certain ownership thresholds described below. See “Proposal One” above for more details on our current Board membership.

So long as Total, together with the controlled subsidiaries of Total S.A., owns at least 10% of the outstanding voting power of our company, then the Board must use its reasonable best efforts to elect the directors designated by Total as follows:

•	until the first time that Total, together with the controlled subsidiaries of Total S.A., owns less than 50% of the voting power of our company, Total will be entitled to designate five nominees to serve on the Board;
•	until the first time that Total, together with the controlled subsidiaries of Total S.A., owns less than 50% but not less than 40% of the voting power of our company, Total will be entitled to designate four nominees to serve on the Board;
•	until the first time that Total, together with the controlled subsidiaries of Total S.A., owns less than 40% but not less than 30% of the voting power of our company, Total will be entitled to designate three nominees to serve on the Board;
•	until the first time that Total, together with the controlled subsidiaries of Total S.A., owns less than 30% but not less than 20% of the voting power of our company, Total will be entitled to designate two nominees to serve on the Board; and
•	until the first time that Total, together with the controlled subsidiaries of Total S.A., owns less than 20% but not less than 10% of the voting power of our company, Total will be entitled to designate one nominee to serve on the Board.

For as long as they are serving on the Board, the directors designated by Total will be allocated across the three classes that comprise the Board in a manner as equal as practicable.

Subject to the listing standards of The Nasdaq Stock Market, until the first time that Total, together with the controlled subsidiaries of Total S.A., owns less than 30% of the outstanding voting power of our company:

•	the Audit Committee will be composed of three Disinterested Directors;
•	the Compensation Committee and the Nominating and Corporate Governance Committee will each be composed of two Disinterested Directors and two directors designated by Total; and
•	any other standing committee will be composed of two Disinterested Directors and two directors designated by Total.

Until the first time that Total, together with the controlled subsidiaries of Total S.A., own less than 10% of the outstanding voting power of our company, a representative of Total will, subject to certain exceptions, be permitted to attend all meetings of the Board or any committee thereof in a non-voting, observer capacity (other than any committee whose sole purpose is to consider a transaction for which there exists an actual conflict of interest between the Total Group, on the one hand, and us and any of our affiliates, on the other hand).

Events Requiring Specific Board Approval. At any time when Total, together with the controlled subsidiaries of Total S.A., owns at least 30% of the outstanding voting power of our company, neither the Total Group nor we (or any of our affiliates) may effect any of the following without first obtaining the approval of a majority of the Disinterested Directors:

•	any amendment to our Certificate of Incorporation or By-Laws;
•	any transaction that, in the reasonable judgment of the Disinterested Directors, involves an actual conflict of interest between the Total Group, on the one hand, and us and any of our affiliates, on the other hand;
•	the adoption of any stockholder rights plan;

•	except as provided above, the commencement of any tender offer or exchange offer by the Total Group for shares of our common stock or securities convertible into shares of our common stock, or the approval of a merger of us or any company that we control with a member of the Total Group;
•	any voluntary dissolution or liquidation of our company or any company that we control;
•	any voluntary bankruptcy filing by us or any company that we control or the failure to oppose any other person’s bankruptcy filing or action to appoint a receiver of our company or any company that we control;
•	any delegation of all or a portion of the authority of the Board to any committee thereof;
•	any amendment, modification, or waiver of any provision of the Affiliation Agreement;
•	any modification of, or action with respect to, director’s and officer’s insurance coverage; or
•	any reduction in the compensation of the Disinterested Directors.

Events Requiring Supermajority Board Approval. At any time when Total, together with the controlled subsidiaries of Total S.A., owns at least 30% of the outstanding voting power of our company, neither Total nor we (nor any of Total’s or our affiliates, respectively) may, without first obtaining the approval of two-thirds of our directors (including at least one Disinterested Director), effect any approval or adoption of our annual operating plan or budget that has the effect of reducing the planned letter of credit utilization in any given year by more than 10% below the applicable maximum letter of credit amount in the Credit Support Agreement.

Events Requiring Stockholder Approval by Total. Until the first time that Total, together with the controlled subsidiaries of Total S.A., owns 50% or less of the outstanding voting power of our company or 40% or less of the outstanding voting power of our company when at least $100 million in Guarantees are outstanding pursuant to the Credit Support Agreement and, thereafter, for so long as (1) any loans by Total S.A. to us remain outstanding, (2) any guarantees by Total S.A. of any of our indebtedness remain outstanding, or (3) any other continuing obligation of Total S.A. to or for the benefit of us remain outstanding (“Total Stockholder Approval Period”), neither we (including any of our controlled subsidiaries) nor the Board may effect any of the following without first obtaining the approval of Total:

•	any amendment to our Certificate of Incorporation or By-Laws;
•	any transaction pursuant to which we or any company that we control acquires or otherwise obtains the ownership or exclusive use of any business, property, or assets of a third party if as of the date of the consummation of such transaction the aggregate net present value of the consideration paid or to be paid exceeds the lower of (i) 15% of our then-consolidated total assets or (ii) 15% of our market capitalization;
•	any transaction pursuant to which a third party obtains ownership or exclusive use of any of our business, property, or assets or those of any company that we control if as of the date of the consummation of such transaction the aggregate net present value of the consideration received or to be received exceeds the lower of (i) 10% of our then-consolidated total assets or (ii) 10% of our market capitalization;
•	the adoption of any stockholder rights plan;
•	except for the incurrence of certain permitted indebtedness, the incurrence of additional indebtedness in excess of the difference, if any, of 3.5 times our LTM EBITDA (as defined in the Affiliation Agreement) less our Outstanding Gross Debt (as defined in the Affiliation Agreement);
•	subject to certain exceptions, any voluntary dissolution or liquidation of our company or any company that we control;
•	any voluntary bankruptcy filing by us or any company that we control or the failure to oppose any other person’s bankruptcy filing or action to appoint a receiver of our company or any company that we control; or
•	any repurchase of our common stock.

Certain Matters Related to SunPower’s Stockholder Rights Plan. Until the Total Group beneficially owns less than 15% of the outstanding voting power of our company, neither we nor the Board is permitted to adopt any stockholder rights plan without the approval of Total.

Covenants of Total and SunPower. In order to effect the transactions contemplated by the Affiliation Agreement, each of Total and we have committed to taking certain actions. With respect to us, such actions include:

•	amending our By-Laws to provide that the Total Group may call a special meeting of stockholders in certain circumstances;
•	taking certain actions to exculpate Total S.A., Total, any controlled subsidiary of Total S.A., and those of our directors designated by Total from corporate opportunities, to the fullest extent permitted by applicable law;
•	taking certain actions to render Delaware’s business combination statute inapplicable to the Total Group and certain future transferees of the Total Group; and
•	providing Total with certain of our financial information from time to time.

Termination. The Affiliation Agreement generally terminates upon the earlier to occur of (i) Total, together with the controlled subsidiaries of Total S.A., owning less than 10% of the outstanding voting power of our company or (ii) Total, together with the controlled subsidiaries of Total S.A., owning 100% of the outstanding voting power of our company.

By-Laws Amendment

On June 14, 2011, the Board approved amendments of our By-Laws as required under the Affiliation Agreement. The amendments: (i) allow any member of the Total Group to call a meeting of stockholders for the sole purpose of considering and voting on a proposal to effect a Total Merger or a Transferee Merger (as defined in the Affiliation Agreement); (ii) provide that the number of directors of the Board shall be determined from time to time by resolution adopted by the affirmative vote of a majority of our entire Board at any regular or special meeting; and (iii) require, before the termination of the Affiliation Agreement, the approval of a majority of our independent directors to amend our By-Laws so long as Total, together with the controlled subsidiaries of Total S.A., owns at least 30% of our voting securities as well as require, before the termination of the Affiliation Agreement, Total’s written consent during the Total Stockholder Approval Period to amend the By-Laws. In November 2011, our By-Laws were amended to remove restrictions prohibiting stockholder consents in writing. On November 3, 2017, our By-Laws were amended to provide that the designation of the office of president is not mandatory, in addition to effecting certain other minor clarifying changes for purposes of administrative ease and alignment with our current organization.

The Affiliation Agreement and our By-Laws, and amendments thereto, as described above, are attached to, and more fully described in, our Forms 8-K as filed with the SEC on May 2, 2011, June 7, 2011, June 15, 2011, November 16, 2011, December 23, 2011, and November 7, 2017, our Form 10-Q as filed with the SEC on November 2, 2012, and our Form 10-K as filed with the SEC on February 29, 2012.

Upfront Warrant

In February 2012, we issued a warrant (the “Upfront Warrant”) to Total to purchase 9,531,677 shares of our common stock at an exercise price of $7.8685 per share, subject to adjustment for customary anti-dilution and other events. The Upfront Warrant, which was governed by a Private Placement Agreement, dated December 23, 2011, and a Compensation and Funding Agreement, dated February 28, 2012, as amended, was exercisable at any time for seven years after its issuance, provided that, so long as at least $25 million in aggregate of our convertible debt remained outstanding, such exercise would not cause any “person,” including Total S.A., to, directly or indirectly, including through one or more wholly owned subsidiaries, become the “beneficial owner” (as such terms are defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) of more than 74.99% of the voting power of our common stock at such time, a circumstance which would trigger the repurchase or conversion of our existing convertible debt. The Upfront Warrant expired by its terms on February 27, 2019.

0.875% Debentures Due 2021

In June 2014, we issued $400 million in principal amount of our 0.875% senior convertible debentures due 2021 (the “0.875% debentures due 2021”). An aggregate principal amount of $250 million of the 0.875% debentures due 2021 were acquired by Total. The 0.875% debentures due 2021 are convertible into shares of our common stock at any time based on an initial conversion rate of 20.5071 shares of common stock per $1,000 principal amount of 0.875% senior convertible debentures due 2021 (which is equivalent to an initial conversion price equal to approximately $48.76 per share, which provided Total the right to acquire up to 5,126,775 shares of our common stock and now provides the right to acquire 3,969,375 shares of our common stock following the purchase noted below). The applicable conversion rate may adjust in certain circumstances, including a fundamental change, as described in the indenture governing the 0.875% debentures due 2021. In January and February 2020, we purchased $33.9 million of this convertible debt in open market transactions and $56.4 million in transactions with Total.

4.00% Debentures Due 2023

In December 2015, we issued $425 million aggregate principal amount of our 4.00% senior convertible debentures due 2023 (the “4.00% debentures due 2023”). An aggregate principal amount of $100 million of the 4.00% debentures due 2023 were acquired by Total. The 4.00% debentures due 2023 are convertible into shares of our common stock at any time based on an initial conversion rate of 32.7568 shares of common stock per $1,000 principal amount of the 4.00% debentures due 2023 (which is equivalent to an initial conversion price equal to approximately $30.53 per share, which provides Total the right to acquire up to 3,275,680 shares of our common stock). The applicable conversion rate may adjust in certain circumstances, including a fundamental change, as described in the indenture governing the 4.00% debentures due 2023.

Joint Solar Projects with Total and Its Affiliates

We enter into various engineering, procurement and construction (“EPC”) and operations and maintenance (“O&M”) agreements relating to solar projects, including EPC and O&M agreements relating to projects owned or partially owned by Total and its affiliates. As of December 29, 2019, we had an insignificant amount of “Contract assets” and $6.7 million of “Accounts receivable, net” and “Prepaid expenses and other current assets” on our consolidated balance sheets related to projects in which Total and its affiliates had a direct or indirect material interest.

During fiscal 2018, in connection with a co-development solar project in Japan among us, Total, and an independent third party, we sold 25% of the ownership interests in the co-development solar project to Total for an immaterial amount of proceeds. We sold the remaining 25% ownership interest to Total in the three months ended September 29, 2019, for proceeds of $4.6 million. We have also agreed to supply solar panels under this arrangement, with sales beginning in October 2019 and expected to continue through December 2020.

In connection with a co-development solar project in Chile between us and Total, we sold all of our 50% ownership interest in the co-development project to Total in fiscal 2019 for proceeds of $14.1 million. We incurred charges of $10.2 million that will be paid directly to Total in fiscal 2020 in connection with its assistance in obtaining a solar module supply related to this project.

Supply Agreements

In November 2016, we and Total entered into a four-year, up to 200-megawatt (“MW”) supply agreement to support the solarization of certain Total facilities. This agreement covers the supply of 150 MW of E-Series (Maxeon 2) panels with an option to purchase up to another 50 MW of P-Series solar panels. In March 2017, we received a prepayment totaling $88.5 million. The prepayment is secured by some of our assets located in the United States and in Mexico.

In March 2018, we and Total, each through certain affiliates, entered into an agreement whereby we agreed to sell 3.42 MW of photovoltaic modules to Total for a development project in Chile. This agreement provided for payment from Total in the amount of approximately $1.3 million, 10% of which was paid upon execution of the agreement.

On January 7, 2019, we and Total, each through certain affiliates, entered into an agreement whereby we agreed to sell 3.7 MW of photovoltaic (“PV”) modules to Total for a ground-mounted PV installation in Dubai. This agreement provided for payment from Total in the amount of approximately $1.4 million, 10% of which was received after execution of the agreement.

On March 4, 2019, we and Total, each through certain affiliates, entered into an agreement whereby we agreed to sell 10 MW of photovoltaic modules to Total for commercial rooftop PV installations in Dubai. This agreement provided for payment from Total in the amount of approximately $3.2 million, 10% of which was received in April 2019.

In December 2019, we and Total, each through certain affiliates, entered into an agreement whereby we agreed to sell 93 MW of PV modules to Total for commercial PV modules in France. This agreement provided for payment from Total in the amount of approximately $38.4 million, 10% of which was received in December 2019.

In December 2019, we entered into and closed a master membership interest purchase and project development agreement with Total Strong, LLC, a joint venture between Total and Hannon Armstrong, to sell our membership interests in certain project companies. Three project companies were sold to the joint venture on December 27, 2019. We recognized revenue of $6.2 million for sales to this joint venture, which is included within “Solar power systems, components, and other” on our consolidated statements of operations for fiscal 2019.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board serves as the representative of the Board with respect to its oversight of:

•	our accounting and financial reporting processes and the audit of our financial statements;
•	the integrity of our financial statements;
•	our internal controls;
•	our compliance with legal and regulatory requirements and efficacy of and compliance with our corporate policies;
•	the independent registered public accounting firm’s appointment, qualifications, and independence; and
•	the performance of our internal audit function.

The Audit Committee also reviews the performance of our independent registered public accounting firm, Ernst & Young LLP, in the annual audit of financial statements and in assignments unrelated to the audit, reviews our independent registered public accounting firm’s fees, and pre-approves services to be provided by our independent registered public accounting firm.

The Audit Committee provides the Board such information and materials as it may deem necessary to make the Board aware of financial matters requiring the attention of the Board. The Audit Committee reviews our financial disclosures and meets privately, outside the presence of our management, with our independent registered public accounting firm. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in our Annual Report on Form 10-K for our fiscal year ended December 29, 2019 with management, including a discussion of the quality and substance of the accounting principles, the reasonableness of significant judgments made in connection with the audited financial statements, and the clarity of disclosures in the financial statements. The Audit Committee reports on these meetings to the Board.

Our management has primary responsibility for preparing our financial statements and for our financial reporting process. In addition, our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of our financial statements to generally accepted accounting principles and the effectiveness of our internal control over financial reporting.

The Audit Committee reports as follows:

(1)	The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2019 with our management.
(2)	The Audit Committee has discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by the Public Company Accounting Oversight Board and the SEC.
(3)	The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee regarding independence, and has discussed with Ernst & Young LLP its independence, including whether Ernst & Young LLP’s provision of non-audit services to us is compatible with its independence.

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax, and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee (or its chair pursuant to delegated authority) of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that fiscal year, the Audit Committee (or its chair pursuant to delegated authority) must approve the specific service before the independent registered public accounting firm is engaged to perform such services for us.

Based on the review and discussion referred to in items (1) through (3) above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 29, 2019, as filed with the SEC.

The foregoing report was submitted by the Audit Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933 or the Exchange Act.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Thomas McDaniel, Chair
Catherine Lesjak
Patrick Wood III

DIRECTOR COMPENSATION

The following table sets forth a summary of the compensation we paid to our non-employee directors for fiscal 2019. The table does not include Mr. Werner, who did not receive separate compensation for his service on the Board.

2019 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Total-designated members of the Board	—	—	—
Catherine Lesjak	100,000	300,015	400,015
Thomas McDaniel	100,000	300,015	400,015
Patrick Wood III	125,000	300,015	425,015
(1)	The amounts reported in this column represent the aggregate cash retainers received by the non-employee directors for fiscal 2019, but do not include amounts reimbursed to the non-employee directors for expenses incurred in connection with attending Board and committee meetings.
(2)	The amounts reported in this column represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for restricted stock units granted to our non-employee directors in fiscal 2019, as further described below. Restricted stock units are fully vested on the date of grant. Each non-employee director received the following grants of restricted stock units on the following dates with the following grant date fair values (please note that some amounts reported may not add up exactly due to rounding on an award-by-award basis):
Non-Employee Director	Grant Date	Restricted Stock Units (#)(a)	Grant Date Fair Value ($)
Catherine Lesjak	02/11/2019	12,909	75,001
	05/13/2019	9,411	75,006
	08/12/2019	5,678	75,006
	11/11/2019	8,855	75,002
Thomas McDaniel	02/11/2019	12,909	75,001
	05/13/2019	9,411	75,006
	08/12/2019	5,678	75,006
	11/11/2019	8,855	75,002
Patrick Wood III	02/11/2019	12,909	75,001
	05/13/2019	9,411	75,006
	08/12/2019	5,678	75,006
	11/11/2019	8,855	75,002

(a) Restricted stock units are fully vested on the date of grant.

(3)	As of December 29, 2019, no other non-employee directors held stock awards and no non-employee directors held stock options.

2019 Director Compensation Program

Our outside director compensation policy provides for the compensation set forth below for our non-employee directors, other than the Total-nominated directors:

•	an annual fee of $400,000 ($100,000 quarterly) for our non-employee directors (other than the chairman of the Board) for service on the Board and on Board committees;
•	if our chairman is an independent director, an annual fee of $450,000 ($112,500 quarterly) to our chairman of the Board for service on the Board and on Board committees; and
•	an additional annual fee of $25,000 ($6,250 quarterly) to the lead independent director.

The Compensation Committee assessed the competitiveness of director compensation compared to the same compensation peers used to assess named executive officer compensation.

As part of its assessment, the Compensation Committee also considered the relative workload and responsibilities borne by the independent directors, which we believe are higher than many other public companies for a number of reasons, including the fact that we have a controlling stockholder, that there are relatively fewer independent directors on the Board, and that each of them serves on, or chairs, multiple committees. We review director pay on an annual basis to monitor for changes in competitive pay levels and workload and responsibilities.

Our policy provides that these annual fees are prorated on a quarterly basis for any director that joins the Board during the year. The $25,000 additional fee payable to the lead independent director is paid in cash. Any fees payable to the chairman of the Board are paid in the form of restricted stock units. The other fees are paid on a quarterly basis, 25% in cash on or about the date of the quarterly Board meeting and 75% in the form of fully-vested restricted stock units on the eleventh day in the second month of each quarter (or on the next trading day if such day is not a trading day). Any fractional shares resulting from this calculation are rounded up to a full share. The restricted stock units are settled in shares of our common stock within seven days of the date of grant. Because Mr. Werner is our chief executive officer, he is not separately compensated for his service as chairman of the Board. Similarly, because each of our Total-nominated directors do not qualify as independent directors under our director compensation policy, such individuals receive no director compensation.

Stock Ownership Guidelines

We have stock ownership guidelines for our chief executive officer, certain executive officers, and non-employee directors. Under the guidelines and subject to certain exceptions, non-employee directors are expected to own shares of our common stock that have a value equal to five times the annual cash retainer they receive for serving on the Board, with ownership measured at the end of each calendar year. Each non-employee director is expected to maintain ownership at or above the threshold applicable to them beginning five years after first becoming subject to the guidelines. Shares may be owned directly by the individual, owned by the individual’s spouse, or held in trust for the benefit of the individual’s family. Although the non-employee directors were required to satisfy the stock ownership guidelines beginning five years after their implementation in 2015, they each already own stock with a value in excess of the guidelines as of the end of 2019.

PROPOSAL TWO

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, we are asking our stockholders to again vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the headings “Compensation Discussion and Analysis” and “Executive Compensation,” we have adopted an executive compensation philosophy designed to deliver competitive total compensation to our executive officers upon the achievement of financial and strategic performance objectives. In order to implement that philosophy, the Compensation Committee has established a disciplined process for adopting executive compensation programs and individual executive officer pay actions that includes the analysis of competitive market data, a review of each executive officer’s role, performance assessments, and consultation with the Compensation Committee’s independent compensation consultant. Please read the “Compensation Discussion and Analysis” and “Executive Compensation” sections for additional details about our executive compensation programs, including information about the fiscal 2019 compensation of our named executive officers.

At our 2019 annual meeting of stockholders, our stockholders voted to approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the proxy statement for that meeting. We refer to this vote as our say-on-pay vote. Our Compensation Committee considered the results of the say-on-pay vote (which received approximately 85% approval of the votes cast) at its meetings after the say-on-pay vote when it set annual executive compensation. After our Compensation Committee reviewed the stockholders’ approval of the say-on-pay vote in 2019, our Compensation Committee decided to maintain the general framework of our fiscal 2018 compensation policies and programs for our named executive officers in fiscal 2019, with certain modifications, including simplification of the cash incentive structure to a semi-annual design to sharpen focus on strategic priorities and maintain flexibility in order to adjust for significant changes that could occur during the year due to business restructuring initiatives, the introduction of new performance metrics in cash incentives and equity awards focused on achievement of strategic business restructuring and cash management objectives, as the Committee believed such programs continued to be in the best interest of our stockholders.

2019 Compensation Features. Our compensation programs are intended to attract, retain and reward executive officers who contribute to SunPower’s success and to align their pay outcomes with the Company’s short-term and long-term performance. The Compensation Committee annually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals. In fiscal 2019, among the program features incorporated by the Compensation Committee to implement the executive compensation philosophy stated above are the following:

•	Actual payouts under our performance-based cash bonus programs (specifically, the 2019 Executive Semi-Annual Incentive Bonus Plan) for our named executive officers were determined based on performance against a number of objectives: certain strategic business restructuring metrics, non-GAAP revenue, and cash and cash equivalents metrics[2] (or in the case of certain of our executive officers, business unit revenue and adjusted cash flow metrics). In addition to the foregoing, corporate milestone performance targets, a safety modifier based on company safety performance, and individual modifiers were assigned based on performance in those areas.
•	Long-term incentives in the form of time- and performance-based restricted stock units comprised a large portion of each named executive officer’s compensation and are linked to the long-term performance of our stock. Restricted stock units generally vest over four years, and performance-based restricted stock units are earned only after the achievement of corporate performance targets and also generally vest over a four-year period.
•	Earning performance-based restricted stock units depends on the achievement of performance targets corresponding to certain strategic business restructuring metrics, our non-GAAP revenue, and adjusted cash and cash equivalents metrics.
•	Individual performance was also measured for each half of the fiscal year based on each named executive officer’s achievement of his or her personal key results, annual objectives, and adherence to company
[2]	Non-GAAP revenue is a non-GAAP financial measure. See Appendix A, “Use of Non-GAAP Financial Measures.”

values, which support our corporate, strategic, and operational milestones, as evaluated by our chief executive officer (or, in the case of our chief executive officer, by the Board) in connection with the assignment of an individual modifier to each named executive officer.

•	Our change of control severance agreements do not entitle our named executive officers to payment without termination of employment following a change of control (a “double trigger”).

Our financial and operational performance was the key factor in the compensation decisions and outcomes for fiscal 2019, as further described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections. One of the core tenets of our executive compensation philosophy is our emphasis on performance-based pay. As highlighted in the Compensation Components chart in the “Compensation Discussion and Analysis” section, in fiscal 2019, a large portion of our named executive officers’ target compensation (82% for our chief executive officer and averaging 78% for our other named executive officers) consisted of performance-based pay in the form of semi-annual incentive bonus programs and long-term equity incentives.

The Compensation Committee believes that our executive compensation programs, executive officer pay levels, and individual pay actions approved for our executive officers, including our named executive officers, are directly aligned with our executive compensation philosophy and fully support its goals. The semi-annual performance targets for the Corporate Executive Semi-Annual Bonus Program and SunPower Technologies Executive Semi-Annual Bonus Program, set at the beginning of fiscal 2019 (and subsequently modified in the case of the business restructuring targets), were assessed at the end of each half of the year. Based on our actual results in fiscal 2019, results were calculated for each of the targets, as presented below in the aggregate (in millions of dollars).

2019 Corporate Executive Semi-Annual Bonus Program

First Half 2019 Performance Criterion	Weight	Minimum	Target	Maximum	Achievement	Payment as % of Target Payment
Sign binding term sheet with Track A or B with proceeds of at least:	50%	$200	$300	$400	Term sheet signed	35%
Revenue	25%	$918	$1080	$1243	$893	0%
Adjusted Cash and Cash Equivalents	25%	$100	$115	$175	$167	35.8%
Second Half 2019 Performance Criterion	Weight	Minimum	Target	Maximum	Achievement	Payment as % of Target Payment
Business Restructuring: Definitive agreement signed by	25%	12/31/2019	10/31/2019	9/23/2019	11/8/2019	23.4%
Business Restructuring: Equity value in definitive agreement of	25%	>=$650	>=$725	>=$825	$735	26.3%
Revenue	20%	$999	$1175	$1352	$1098	19.5%
Adjusted Cash & Cash Equivalents	30%	$147	$162	$200	$250	37.5%

2019 SunPower Technologies Executive Semi-Annual Bonus Program

First Half 2019 Performance Criterion	Weight	Minimum	Target	Maximum	Achievement	Payment as % of Target Payment
Sign binding term sheet with Track A or B with proceeds of at least:	50%	$200	$300	$400	Term sheet signed	35%
SPT Revenue	20%	$478	$563	$647	$531.9	16.3%
SPT Adjusted Cash Flow	30%	$(141)	$(126)	$(96)	$(114.6)	35.7%
Second Half 2019 Performance Criterion	Weight	Minimum	Target	Maximum	Achievement	Payment as % of Target Payment
Business Restructuring: Definitive agreement signed by	25%	12/31/2019	10/31/2019	9/23/2019	11/8/2019	23.4%
Business Restructuring: Equity value in definitive agreement of	25%	>=$650	>=$725	>=$825	$735	26.3%

Second Half 2019 Performance Criterion	Weight	Minimum	Target	Maximum	Achievement	Payment as % of Target Payment
SPT Revenue	25%	$493	$580	$667	$690	30%
SPT Adjusted Cash Flow	25%	$41	$56	$86	$96.1	45%

The foregoing, combined, resulted in regular performance-based restricted stock awards granted to our named executive officers being earned at 88.7% of the target level (excluding Jeffrey Waters, who did not receive a performance-based restricted stock award grant in fiscal 2019, his year of hire), based on the average of first half and second half attainment on the business restructuring revenue, and adjusted cash flow performance goals. Our corporate performance in fiscal 2019 also resulted in aggregate cash bonus awards under our performance-based cash bonus programs at approximately 71% of the target level.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific compensation item, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this proxy statement. Accordingly, the Board recommends that our stockholders vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that, on an advisory basis, the compensation of SunPower’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and related narratives and descriptions in SunPower’s proxy statement for the Annual Meeting, is hereby APPROVED.”

Vote Required

The non-binding advisory vote on named executive officer compensation requires the affirmative vote of the holders of a majority of our stock having voting power and in attendance or represented by proxy at the Annual Meeting. “Broker non-votes” have no effect and will not be counted towards the vote total for this proposal. Abstentions will have the effect of votes against this proposal.

Although the say-on-pay vote is advisory, and therefore not binding on us, the Compensation Committee, or the Board, the Board and our Compensation Committee value the opinions of our stockholders. To the extent there is any significant vote against our named executive officers’ compensation as disclosed in this proxy statement, we expect to consider our stockholders’ concerns and the Compensation Committee expects to evaluate whether any actions are necessary to address those concerns.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC, ON A NON-BINDING, ADVISORY BASIS.

EXECUTIVE OFFICERS

Biographical information for our executive officers, other than Mr. Werner, is listed below. Biographical information for Mr. Werner, who is both a director and an executive officer of the Company, can be found in the section entitled “Proposal One—Re-Election of Class III Directors.”

Name	Age	Position
Thomas Werner	59	President, Chief Executive Officer, and Chairman of the Board
Manavendra Sial	43	Executive Vice President and Chief Financial Officer
Kenneth Mahaffey	51	Executive Vice President, General Counsel, Chief Ethics and Compliance Officer, and Corporate Secretary
Douglas Richards	61	Executive Vice President, Administration
Jeffrey Waters	55	Chief Executive Officer, SunPower Technologies

Manavendra Sial has served as our executive vice president and chief financial officer since May 2018, leading the Company’s treasury, project finance, investor relations, financial planning, and accounting organizations. Previously, he served as the chief financial officer for VECTRA, a $1 billion technology-driven diversified industry business, which was a portfolio company of certain funds managed by affiliates of Apollo Global Management, LLC. Prior to VECTRA, Mr. Sial was with SunEdison in various global finance and operations leadership roles from 2011 to 2015, including chief financial officer of MEMC’s solar energy and materials divisions. He also spent 11 years with General Electric (GE) in a variety of roles, from FP&A leader for the Energy Services unit to chief financial officer of power delivery for GE’s Transmission and Distribution group. He earned his master’s degree in business administration from Duke University’s Fuqua School of Business and his Bachelor of Commerce from Delhi University in India.

Kenneth Mahaffey is our executive vice president, general counsel, chief ethics and compliance officer, and corporate secretary, with responsibility for our global legal organization. Mr. Mahaffey joined our company in 2006 as a founding member of our legal department. During his tenure, Mr. Mahaffey has managed attorneys and professionals around the globe who handle all legal, contract, regulatory, and compliance matters in support of our business segments. He has also provided lead support for our corporate functions, including finance, mergers and acquisitions, marketing, policy, and communication. Mr. Mahaffey has deep expertise in renewable energy law, finance, corporate governance, and compliance matters. Before joining SunPower, he worked as an attorney in private practice managing a variety of commercial and litigation matters. Mr. Mahaffey has a Bachelor of Arts degree from University of California, San Diego, and a Juris Doctor degree from McGeorge School of Law, University of the Pacific.

Douglas Richards has served as our executive vice president, administration, since November 2011. From April 2010 to October 2011, Mr. Richards served as our executive vice president, human resources and corporate services. From September 2007 to March 2010, Mr. Richards served as our vice president, human resources and corporate services. From 2006 to 2007, Mr. Richards was vice president of human resources and administration for SelectBuild, a construction services company and a wholly owned subsidiary of BMHC, and from 2000 to 2006, Mr. Richards was senior vice president of human resources and administration for BlueArc, a provider of high-performance unified network storage systems to enterprise markets. Before BlueArc, Mr. Richards spent 10 years at Compaq Computer Corporation and five years at Apple Computer, Inc. in various management positions. Mr. Richards graduated from California State University, Chico, with a Bachelor of Arts degree in public administration.

Jeffrey Waters leads the SunPower Technologies business unit, which includes our global manufacturing, research and development, and SunPower Solutions group. An experienced global business, operations and sales leader, he joined our company in January 2019 from Isola, where he worked from Silicon Valley as the company’s president and chief executive officer. Prior to Isola, Mr. Waters was senior vice president and general manager of Altera Corporation and also held a variety of executive positions with Texas Instruments/National Semiconductor in both the U.S. and Japan for 18 years, including in global sales. Mr. Waters holds a bachelor’s degree in engineering from the University of Notre Dame, a master’s degree in engineering from Santa Clara University, and a master’s degree in business administration from Northwestern University.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides a detailed review and analysis of our compensation policies and programs that applied to our named executive officers during the fiscal year ended December 29, 2019. Our named executive officers, as set forth in the following table, were our president and chief executive officer, our chief financial officer, and the next three most highly compensated executive officers serving as of December 29, 2019.

Name	Title
Thomas Werner	President and Chief Executive Officer
Manavendra Sial	Executive Vice President and Chief Financial Officer
Kenneth Mahaffey	Executive Vice President, General Counsel, Chief Ethics and Compliance Officer, and Corporate Secretary
Douglas Richards	Executive Vice President, Administration
Jeffrey Waters(1)	Chief Executive Officer, SunPower Technologies
(1)	Mr. Waters was hired as chief executive officer of the SunPower Technologies business unit of the Company on January 8, 2019.

Executive Summary

Our compensation programs are intended to align our named executive officers’ interests with those of our stockholders by rewarding performance that meets or exceeds the goals that the Compensation Committee establishes, with the ultimate objective of increasing stockholder value. We have adopted an executive compensation philosophy designed to deliver competitive total compensation upon the achievement of financial and strategic performance objectives. The total compensation received by our named executive officers varies based on corporate and individual performance, as measured against performance goals. Therefore, a significant portion of each named executive officer’s total pay is tied to Company performance (see the “2019 Compensation Components” chart below).

In fiscal 2019, we achieved $1.992 billion in non-GAAP revenue and ended the year with $251 million in adjusted cash and cash equivalents3, exceeding our minimum performance level for revenue and exceeding our maximum performance level for adjusted cash and cash equivalents.

For fiscal 2019, our financial performance and performance against other strategic initiatives were the key factors in the compensation decisions and outcomes for the year, consistent with our commitment to pay for performance. Highlights of our named executive officer compensation program in 2019 were as follows:

•	Commitment to pay for performance. A significant majority of our named executive officers’ target compensation (82% for our chief executive officer and an average of 78% for our other named executive officers) consisted of semi-annual and annual bonus programs and long-term equity incentives.
•	Cash bonus payouts below target. Our annual bonus program incorporated financial metrics that we believe align our compensation practices with our business goals and, correspondingly, align executives’ interests with stockholders’ interests. Achievement of performance targets related to our revenue and cash and cash equivalents (and, in the case of certain of our executive officers, business unit revenue and adjusted cash flow), together with achievement of our business restructuring objectives, corporate milestone performance targets, safety performance, and individual modifiers assigned based on individual performance, determined the actual payouts under our performance-based cash bonus programs (specifically, the Amended and Restated Executive Semi-Annual Incentive Bonus Plan, which we refer to as our Executive Semi-Annual Plan) for our named executive officers. Our corporate performance in fiscal 2019 resulted in aggregate cash bonus awards under these programs at approximately 68.7%. Performance metrics, thresholds, and targets are further described below in “Executive Compensation—Non-Equity Incentive Plan Compensation.”
[3]	To supplement its consolidated financial results presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses non-GAAP measures that are adjusted for certain items from the most directly comparable GAAP measures, as described in Appendix A, “Use of Non-GAAP Financial Measures.”

•	Performance-based restricted stock units achieved below target. Performance-based restricted stock units granted in 2019 to each of our named executive officers other than Mr. Waters were only earned if we achieved performance targets for our semi-annual revenue, cash and cash equivalent metrics, and for certain strategic business restructuring performance goals. Performance with respect to the revenue target, cash and cash equivalents target, and business restructuring target exceeded the minimum performance levels but fell short of the target performance levels, which resulted in 88.7% of these equity awards being earned. Performance metrics, thresholds, and targets are further described below in “Executive Compensation—Equity Incentive Plan Compensation.”

At our 2019 annual meeting of stockholders, our stockholders voted to approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the proxy statement for that meeting. We refer to this vote as our say-on-pay vote. Our Compensation Committee considered the results of the say-on-pay vote (which received approximately 85% approval of the votes cast) at its meetings after the say-on-pay vote when it set annual executive compensation. After our Compensation Committee reviewed the stockholders’ approval of the say-on-pay vote in 2019, our Compensation Committee decided to maintain the general framework of our fiscal 2018 compensation policies and programs for our named executive officers in fiscal 2019, with certain modifications, including the introduction of new performance metrics in equity awards focused on achievement of strategic business restructuring and cash management objectives, as the Committee believed such programs continued to be in the best interest of our stockholders.

The following discussion should be read together with the information we present in the compensation tables, the footnotes and narratives to those tables, and the related disclosure appearing in “Executive Compensation” below.

General Philosophy and Objectives

In fiscal 2019, we continued to operate a compensation program designed primarily to reward our named executive officers based on our financial performance and the achievement of corporate objectives consistent with increasing long-term stockholder value. Our 2019 executive compensation program was based on the following primary objectives:

•	to attract, retain, and reward executive officers who contribute to our success; and
•	to align compensation programs with our short- and long-term performance.

In order to implement our philosophy, the Compensation Committee has a disciplined process for adopting executive compensation programs and individual executive officer pay actions that includes the analysis of competitive market data, a review of each executive officer’s role, performance assessments, and consultation with the Compensation Committee’s independent compensation consultant, as described below.

We believe the mix of base salary, performance-based cash awards, and time-based and performance-based equity awards provides proper incentives without encouraging excessive risk-taking and that the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our company.

Compensation Setting Process

The Compensation Committee is responsible for managing the compensation of our executive officers, including our named executive officers, in a manner consistent with our compensation philosophy. In accordance with the “controlled company” exception under the applicable listing standards of The Nasdaq Stock Market, our Compensation Committee is composed of two independent directors and two directors designated by our controlling stockholder, Total. We also have a Section 16 Subcommittee of the Compensation Committee consisting solely of independent directors available to approve certain compensation matters in accordance with Rule 16b-3 of the Exchange Act.

The Compensation Committee establishes our compensation philosophy and objectives and annually reviews and, as necessary and appropriate, adjusts each named executive officer’s compensation. The Compensation Committee offered our named executive officers total target compensation opportunities ranging from the 25th percentile to the 50th percentile of our peer group of companies (as further described below) during fiscal 2019.

In general, the Compensation Committee’s philosophy is to set total target compensation between the 50th percentile and 75th percentile of our peer group. Individual named executive officer compensation may be above or below this range based on experience, scope of position, individual performance, and total direct compensation (TDC) target relative to the competitive market analysis.

When determining appropriate compensation for the named executive officers, the Compensation Committee considered the advice of an independent compensation consultant, recommendations from management and internal compensation specialists, practices of companies within our peer group, our performance, our business plan, and individual performance. As part of this process, the compensation consultant prepared a competitive analysis of our compensation program, and management presented its recommendations regarding base salary, time- and performance-based equity awards, and performance targets under our Semi-Annual Bonus Plan to the Compensation Committee for its review and consideration. The Compensation Committee accepts, rejects, or accepts as modified, management’s various recommendations regarding compensation for the named executive officers other than our chief executive officer. The Compensation Committee also approves, after modification, management’s recommendations on various performance targets and milestones. The Compensation Committee met without our chief executive officer when reviewing and establishing his compensation.

In addition, we hired Mr. Waters as the new chief executive officer of our SunPower Technologies business unit in January 2019. In consultation with the Compensation Committee, management considered peer company comparisons, internal pay equity, and Mr. Waters’s experience when determining his base salary, target bonus, new hire equity grant, and other new hire bonuses, which are further described below in “Perquisites and Other Compensation.”

Compensation Consultant

In fiscal 2019, the Compensation Committee directly engaged and retained Semler Brossy, a compensation consulting firm, as its compensation consultant. The Compensation Committee selected Semler Brossy based on its experience and familiarity with the technology industry after initially soliciting and reviewing proposals from a number of firms in 2018, when it first engaged Semler Brossy.

In fiscal 2019, Semler Brossy advised the Compensation Committee in connection with evaluating our compensation practices, developing and implementing our executive compensation program and philosophy, establishing total compensation targets, setting specific compensation components to reach the determined total compensation targets for fiscal 2020, and reviewing and providing input on director pay. Semler Brossy did not provide any services to us other than advising the Compensation Committee and management, at the direction of the Compensation Committee, on executive compensation and director pay issues. The Compensation Committee has considered and assessed all relevant factors, including, but not limited to, those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to the compensation consultants described above. Based on this review, the Compensation Committee determined that no material conflict of interest has been raised by the work performed by Semler Brossy.

Peer Group

In fiscal 2018, the Compensation Committee directly engaged and retained Semler Brossy to review a list of our peer group of companies. The Compensation Committee established the peer group that would be used in connection with fiscal 2019 compensation decisions consistent with the Compensation Committee’s belief that the peer group should be based on companies that design and manufacture products with similar complexity, companies more likely to have robust sales channels including direct to consumers, companies offering end-to-end solutions to customers, and technology-driven companies. The final peer group was selected using a mix of the following factors:

•	Publicly traded semiconductor, clean technology, and broader high-technology industry companies; and
•	Companies with between one-third and three times of each of our annual revenues, market value, and employee headcount.

The Compensation Committee believes the characteristics of our fiscal 2019 peer group mirror those of our core business as closely as possible. The companies included in our peer group for purposes of establishing fiscal 2019 compensation are listed below:

•	Marvell Technology Group Ltd.	•	AVX Corporation
•	Mueller Water Products	•	Belden Inc.
•	Canadian Solar EnerSys	•	Plexus SunRun
•	First Solar, Inc.	•	Tetra Tech
•	FLIR Systems, Inc.	•	TransAlta
•	Generac Holdings	•	Tutor Perini
•	Itron, Inc.	•	Viavi Solutions

Market and Peer Group Data

In making its compensation decisions for our named executive officers for fiscal 2019, the Compensation Committee considered an analysis performed by Semler Brossy that compared the total compensation of each named executive officer to the compensation of individuals in comparative positions at companies in the peer group, based on information from public filings, supplemented by industry and company size appropriate data from the Radford Global Technology Survey. In general, the Compensation Committee evaluates base salaries relative to the 50th percentile of the peer group and both performance-based cash bonus awards and long-term time- and performance-based equity awards generally between the 50th percentile and 75th percentile of the peer group.

In establishing incentive opportunities, the Compensation Committee focused on corporate performance such that if our corporate performance was achieved at target levels, the Compensation Committee expected that our named executive officers’ total pay would be between the 50th and 75th percentile of the peer group. The Compensation Committee viewed comparisons to peer group and market data as just one input into its discussion regarding our named executive officers’ pay opportunities for fiscal 2019, and looked to individual performance, the named executive officer’s experience in the executive role, and the executive’s scope of responsibility being narrower or broader than that of comparable positions at our peer group companies to establish final pay opportunities either above or below the initial market data comparisons.

In fiscal 2019, target cash compensation (base salary plus target bonus opportunity) was set between the 50th percentile and 75th percentile for each named executive officer except for Mr. Mahaffey. Mr. Mahaffey’s target cash compensation was set at less than the 25th percentile to maintain his target total direct compensation (base salary plus target bonus opportunity plus annual target equity awards) between the 50th and 75th percentile.

2019 Compensation Components

For fiscal 2019, the Compensation Committee allocated total compensation among various pay elements consisting of base salary, performance-based cash bonus awards, time-based equity awards, performance-based equity awards, and perquisites and other compensation. The table below provides an overview of each element of compensation and is followed by a further discussion and analysis of the specific decisions that we made for each element for fiscal 2019:

Compensation Component	Objective and Basis	Form	Practice
Base salary	Fixed compensation that is set at a competitive level for each position to reward demonstrated experience and skills.	Cash	Base salaries are generally established around the 50th percentile of competitive market data, with consideration for experience and scope of role relative to comparable positions in one peer group.
Performance-based cash bonus awards	Semi-annual incentives that drive our performance and align executives’ interests with stockholders’ interests.	Cash
Target incentives are set as a percentage of base salary and are set between the 50th percentile and the 75th percentile. Actual payment is calculated based on achievement of corporate and individual goals.

Time-based equity awards	Long-term incentive that aligns executives’ interests with stockholders’ interests and helps retain executives through long-term vesting periods.	Restricted stock units	Target equity awards (time-based plus performance-based) are generally set between the 50th percentile and the 75th percentile.
Performance-based equity awards	Long-term incentive that focuses and rewards our performance and aligns executives’ interests with stockholders’ interests and helps retain executives through long-term vesting periods.	Performance- based restricted stock units	Target equity awards (time-based plus performance-based) are generally set between the 50th percentile and the 75th percentile. Actual payment is calculated based on achievement of corporate goals.
Perquisites and other compensation	Offered to attract and retain talent and to maintain competitive compensation packages.	Various
We generally do not provide any special perquisites to our named executive officers. Newly hired executive officers may receive relocation assistance, one-time signing bonuses, or other similar payments to attract them to join our company. Named executive officers are eligible for certain severance benefits pursuant to their employment agreements and our 2019 Management Career Transition Plan. Named executive officers are eligible to participate in health and welfare benefits and 401(k) matching available to all employees.

The relative proportion of each element for fiscal 2019, as set forth below, was based generally on the Compensation Committee’s comparison of compensation that we offered our named executive officers against compensation offered by peer group companies to their named executive officers, the tax and accounting consequences of certain types of equity compensation, and a desire to allocate a higher proportion of total compensation to performance-based and equity incentive awards.

2019 Compensation Components

*	Other Named Executive Officers excludes Jeffrey Waters, who was hired in January 2019.

Analysis of Fiscal 2019 Compensation Decisions

Base Salary. For fiscal 2019, the Compensation Committee chose to adjust the base salaries of Mr. Sial, Mr. Mahaffey, and Mr. Richards, after taking into account market data, executive officer performance and experience in their role, and the executive’s scope of responsibility in comparison to comparable positions at our peer group companies.

The table below sets forth the salaries in effect in fiscal 2019 compared with the salaries in effect in fiscal 2018 for each of our named executive officers:

Name	2018 Base Salary ($)(1)	2019 Base Salary ($)(2)
Thomas Werner	600,000	600,000
Manavendra Sial	425,000	435,000
Kenneth Mahaffey	325,000	335,000
Douglas Richards	370,000	380,000
Jeffrey Waters(3)	—	600,000
(1)	These amounts represent 2018 base salaries after April 1, 2018.
(2)	These amounts represent 2019 base salaries after April 1, 2019.
(3)	Mr. Waters joined the Company as the chief executive officer of our SunPower Technologies business unit on January 8, 2019.

Performance-Based Cash Bonus Awards. In fiscal 2019, we redesigned our performance-based cash bonus program. We maintained one umbrella performance-based cash bonus program, our Executive Semi-Annual Incentive Bonus Plan (referred to as our Semi-Annual Bonus Plan), during fiscal 2019 in order to link bonus payments to semi-annual corporate financial goals, operational objectives, and individual performance. Under the Semi-Annual Bonus Plan, we adopted two programs: (i) the 2019 Corporate Executive Semi-Annual Bonus Program and (ii) the 2019 SunPower Technologies Executive Semi-Annual Bonus Program. All of our named executive officers, with the exception of Mr. Waters, participated in the 2019 Corporate Semi-Annual Bonus Program, and Mr. Waters was our only named executive officer to participate in the 2019 SunPower Technologies Executive Semi-Annual Bonus Program. Both programs are discussed in more detail below.

The supplemental table below entitled “Estimated Possible Payouts Under Semi-Annual Bonus Plan” sets forth each named executive officer’s target and maximum payout opportunities under the Semi-Annual Bonus Plan. Under the terms of each bonus program, failure to achieve certain corporate or individual metrics could have resulted in zero payouts to an individual for a given period. The column entitled “2019 Total Non-Equity Incentive Plan Compensation” in our 2019 Summary Compensation Table below and the footnotes thereto detail the actual payouts awarded under this bonus plan to each named executive officer for fiscal 2019.

Estimated Possible Payouts Under Semi-Annual Bonus Plan

Name	2019 Semi-Annual Bonus Plan Target (Aggregate) ($)(2)	2019 Semi-Annual Bonus Plan Maximum (Aggregate) ($)
Thomas Werner	1,200,000	2,475,000
Manavendra Sial	391,500	807,469
Kenneth Mahaffey	251,250	518,203
Douglas Richards	304,000	627,000
Jeffrey Waters(1)	750,000	1,546,875
(1)	Mr. Waters joined the Company as the chief executive officer of our SunPower Technologies business unit on January 8, 2019. Target and Maximum possible payout are shown at an annualized rate. Actual payouts determined based on date of hire.
(2)	Because we generally set base salaries for our executive officers at the 50th percentile of the market of salaries for executive officers in similar positions and with similar responsibilities at comparable companies, we rely on performance-based cash bonus awards to elevate target total cash compensation to between the 50th percentile and the 75th percentile.

For fiscal 2019, the Compensation Committee maintained target payout levels under these programs at the same percentage of annual salary for each of our named executive officers, after it evaluated the market data, individual performance, and the scope of the named executive officer roles.

Name	2018 Total Target Payout (including Annual and Semi-Annual Programs) as Percentage of Annual Salary(2)	2019 Total Target Payout (Semi-Annual Programs) as Percentage of Annual Salary
Thomas Werner	200%	200%
Manavendra Sial	90%	90%
Kenneth Mahaffey	75%	75%
Douglas Richards	80%	80%
Jeffrey Waters(1)	—	125%
(1)	Mr. Waters joined the Company as the chief executive officer of our SunPower Technologies business unit on January 8, 2019. Actual payouts were determined based on date of hire.
(2)	Actual bonus payments for each named executive officer under the Semi-Annual Bonus Plan are formula-driven, and the formulas are used to calculate actual bonus payments. See “Executive Compensation—Non-Equity Incentive Plan Compensation” below for more information about these formulas.

In fiscal 2019, we used the semi-annual revenue and cash and cash equivalents metrics, and introduced business restructuring metrics, which we believe to be reflective of the results of our operations. We continued the use of a safety modifier for each half of the year, based on our annual Total Recordable Injury Rate (“TRIR”). TRIR is a measurement of the total number of fatalities, permanent disability cases, occupational lost-time accidents, restricted work cases, and medical treatments divided by the number of worked hours, and then multiplied by 1 million. Total payout factor under the Semi-Annual Bonus Plan was subject to modification, capped at +10% or –10%, based on achievement with respect to our TRIR target in each half of the year. In making the change to a semi-annual bonus design, we considered Semler Brossy’s assessment of our 2018 incentive structure as being fairly complex and our desire to sharpen focus on strategic priorities and maintain flexibility in the bonus program in order to adjust based on significant changes that could occur during fiscal 2019 with business restructuring initiatives.

Each of our named executive officers other than Mr. Waters participated in our 2019 Corporate Semi-Annual Bonus Program, which required the achievement of corporate targets established in respect of our: business restructuring (50% of the payout), semi-annual revenue metric (25% of payout), and semi-annual cash and cash equivalents metric (25% of payout), as adjusted by a safety modifier and a corporate key results modifier.

Example Calculation:

In fiscal 2019, we achieved the following, as calculated under the 2019 Corporate Semi-Annual Bonus Program (in millions of dollars):

First Half (fiscal quarters Q1 and Q2)

Financial/Operational Performance				Total Payout Before Modifiers	Payout Modifiers		Total Payout After Modifiers
Metric	Business Restructuring Weight= 50%	Revenue Weight = 25%	Cash and Cash Equivalents Weight = 25%		Safety (TRIR)	Corporate Key Results Average Score
2019 Target	Sign Binding Term sheet with $300 million proceeds	$1,080	$115.85			100
Actual Achievement	Term sheet signed	$893	$167		1.20	72
Weighted Payout Factor or Modifier	35%	0%	35.8%	70.8%	90%	80%	51%

Second Half (fiscal quarters Q3 and Q4)

Financial/Operational Performance					Total Payout Before Modifiers	Payout Modifiers		Total Payout After Modifiers
Metric	Business Restructuring (A) Weight = 25%	Business Restructuring (B) Weight = 25%	Revenue Weight = 20%	Cash and Cash Equivalents Weight = 30%		Safety (TRIR)	Corporate Key Results Average Score
2019 Target	Definitive Agreement signed by 10/31/2019 with closing scheduled for no later than 6/30/2020	Equity value in definitive agreement greater than or equal to $725 million	$1,175	$162.85			100
Actual Achievement	Definitive Agreement signed 11/8/2019	$735	$1,098	$250.979			72
Weighted Payout Factor or Modifier	23.4%	26.3%	19.5%	37.5%	106.6%	101.3%	80%	86.4%

Mr. Waters participated in our 2019 SunPower Technologies Semi-Annual Bonus Program, which required the achievement of corporate targets established in respect of our: business restructuring (50% of the payout), SunPower Technologies semi-annual revenue metric (25% of payout), and semi-annual adjusted cash flow metric (25% of payout), as adjusted by the safety and corporate key results modifier.

In fiscal 2019, we achieved the following, as calculated under the 2019 SunPower Technologies Semi-Annual Bonus Program (in millions of dollars):

First Half (fiscal quarters Q1 and Q2)

Financial/Operational Performance				Total Payout Before Modifiers	Payout Modifiers		Total Payout After Modifiers
Metric	Business Restructuring Weight = 50%	SPT Revenue Weight = 20%	SPT Adjusted Cash Flow Weight = 30%		Safety (TRIR)	Corporate Key Results Average Score
Target	Sign Binding Term sheet with $300 million proceeds	$563	($126)		.85	100
Actual Achievement	Term sheet signed	$532	($114.6)		1.20	72
Weighted Payout Factor or Modifier	35%	16.3%	35.7%	87.0%	90%	80%	62.6%

Second Half (fiscal quarters Q3 and Q4)

Financial/Operational Performance					Total Payout Before Modifiers	Payout Modifiers		Total Payout After Modifiers
Metric	Business Restructuring-1 Weight = 25%	Business Restructuring-2 Weight = 25%	SPT Revenue Weight = 20%	SPT Adjusted Cash Flow Weight = 30%		Safety (TRIR)	Corporate Key Results Average Score
Target	Definitive Agreement signed by 10/31/2019 with closing scheduled for no later than 6/30/2020	Equity value in definitive agreement greater than or equal to $725 million	$580	$56		.85	100
Actual Achievement	Definitive Agreement signed 11/8/2019	Equity value of $735 million	$690	$96.1		.979	72
Weighted Payout Factor or Modifier	23.4%	26.3%	30%	45%	124.6%	101.3%	80%	101%

Earned bonus amounts are reflected under “2019 Total Non-Equity Incentive Plan Compensation” in the 2019 Summary Compensation Table below.

Payments to our named executive officers under our Semi-Annual Bonus Plan required the achievement of corporate targets set in respect of our quarterly corporate key results, as modified by an individual modifier assigned by the chief executive officer (or, in the case of our chief executive officer, by the Board) based on his or her individual performance. Such individual modifiers are expressed as a percentage, capped at 125%, and are combined with a corporate milestones factor based on the level of achievement of our corporate targets, to calculate bonus payments under the plan.

We incorporate a “management by objective” system throughout our organization to establish performance goals that supplement our financial goals. Management establishes five-year corporate key results, and then derives from them annual and quarterly corporate key results, which we refer to as corporate milestones. Each corporate milestone is reviewed, revised, and approved by the Board, and subsequently the scores are reviewed and approved by our Compensation Committee. In addition, each named executive officer, other than our chief executive officer, establishes quarterly personal goals, which we refer to as key results, which are approved by the chief executive officer and are intended to be aligned with each quarter’s corporate milestones. Quarterly corporate milestones in fiscal 2019 included sensitive business objectives applicable to our entire company, focusing on strategic transactions, revenue and margin targets, confidential cost and production targets, technology milestones, bookings targets, major customer transactions, new product development, and manufacturing plans and enhancements. For fiscal 2019, personal key results objectives included confidential revenue and margin targets, product development, and achieving booking targets, among other operational goals. The Board determined the chief executive officer’s key results, which consisted solely of the quarterly corporate milestones selected after discussion with the chief executive officer. These corporate milestones and individual key results are typically challenging in nature and designed to be stretch goals and encourage the individual to achieve success in his or her position during the performance period. At the end of the year, the Compensation Committee determines the chief executive officer’s individual modifier, and the chief executive officer determines the individual modifier for each other named executive officer, based on achievement of their respective individual key results.

In fiscal 2019, we achieved an average score of 72 on corporate milestones, and the average individual modifier assigned to our named executive officers was 95%. The maximum individual modifier was 105% and the minimum individual modifier was 85%. Factors considered in determining individual modifiers include performance against corporate, individual key results and annual objectives, and adherence to Company values.

Equity Awards. Our Compensation Committee believes that long-term Company performance is best achieved by an ownership culture that encourages long-term performance by our executive officers through the use of equity-based awards. Our SunPower Corporation 2015 Omnibus Incentive Plan, or 2015 Equity Plan, permits the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares, and other stock-based awards. Consistent with our goal to attract, retain, and reward executive officers who contribute to our long-term success in fiscal 2019, our long-term equity awards ranged from the 50th percentile to the 75th percentile of our peer group, other than for Mr. Werner and Mr. Sial whose grants were below the 25th percentile. The Compensation Committee considered the long-term equity awards made to our chief executive officer and chief financial officer in 2018, and in fiscal 2019 set Mr. Werner’s and Mr. Sial’s target long-term equity awards below the 25th percentile due to the shorter vesting term, which was less than two years in the case of Mr. Werner and two years in the case of Mr. Sial. Our other named executive officers’ long-term equity awards were between the 50th percentile and 75th percentile, considering individual performance, the named executive officer’s experience in the executive role, the executive’s scope of responsibility being narrower or broader than that of comparable positions at our peer group companies, and equity burn-rate and stockholder dilution.

The Compensation Committee then allocated long-term equity awards between time-based and performance-based restricted stock units. To balance the advantages of both time-based and performance-based awards, the Compensation Committee decided that annual long-term equity incentive awards granted to Mr. Sial, Mr. Mahaffey, and Mr. Richards in fiscal 2019 would be made half in the form of performance-based restricted stock units (which could be earned in amounts between 0% and 150% of the target amount) and half in the form of time-based restricted stock units, all of which would vest over four years, except for Mr. Sial’s awards which would vest over two years. The Compensation Committee decided that annual long-term equity incentive awards granted to Mr. Werner in fiscal 2019 would be made 75% in the form of performance-based restricted stock units (which could be earned in amounts between 0% and 150% of the target amount) and 25% in the form of time-based restricted stock units, all of which would vest on December 1, 2020, subject to continued service, and also subject to acceleration of vesting upon earlier termination of service in certain circumstances, provided that he is not terminated for Cause (as such term is defined in Mr. Werner’s employment agreement). We believe that time-based restricted stock units provide a more effective retention tool while performance-based restricted stock units provide a stronger performance driver.

The Compensation Committee approved a new hire grant to Mr. Waters in fiscal 2019 in the form of 684,932 time-based restricted stock units, all of which would vest over four years.

Awards granted and earned in fiscal 2019 were as follows:

Name	Time-Based Restricted Stock Units	Performance- Based Restricted Stock Units (Target)	Performance- Based Restricted Stock Units Earned
Thomas Werner	50,000	150,000	133,050
Manavendra Sial	40,000	40,000	35,480
Jeffrey Waters(1)	684,932	-0-	-0-
Kenneth Mahaffey	56,667	56,667	50,264
Douglas Richards	60,000	60,000	53,220
(1)	Mr. Waters joined the Company as the chief executive officer of our SunPower Technologies business unit on January 8, 2019.

We used performance-based restricted stock units as incentive compensation during fiscal 2019 to align our named executive officers’ compensation with corporate performance. In connection with our annual review of executive officer compensation, the Compensation Committee approved performance targets for performance stock unit awards to each of our executive officers other than Mr. Waters in respect of the following: business restructuring metrics (50% of the award), annual revenue metric (25% of the award), cash and cash equivalents metric (25% of the award), and a formula under which actual awards would be calculated after completion of fiscal 2019. See “Executive Compensation—Equity Incentive Plan Compensation” below for more information about these metrics, targets, and formulas.

These semi-annual performance metrics for each of these awards were selected on the basis of the operating plan approved by the Board after considering expectations regarding our future growth and strategy, as well as potential challenges in achieving such growth and strategic goals. Semi-annual performance periods provide us more flexibility in an uncertain business environment. The performance targets were established at a level that the Compensation Committee determined to be challenging for our named executive officers to achieve. In fiscal 2019, our named executive officers achieved an average 42.3% payout factor in respect of the semi-annual business restructuring target, an average 9.8% payout factor in respect of the semi-annual revenue target, and an average 36.7% payout factor in respect of the semi-annual cash and cash equivalents target, resulting in a combined 88.7% payout for each of our executive officers. The performance goals and associated payouts for 2019 PSUs match the financial and operational performance elements (excluding the safety and corporate key results bonus modifiers) used for the cash bonus program as laid out in the tables in the Performance-Based Cash Bonus Awards.

The performance-based restricted stock units earned by our named executive officers other than our chief executive officer and Mr. Sial began vesting in four equal annual installments, subject to continued service, starting March 1, 2020. Certain performance-based restricted stock units granted to our chief executive officer will vest on December 1, 2020, subject to continuing service, and also subject to acceleration of vesting upon earlier termination of service in certain circumstances provided that he is not terminated for Cause (as such term is defined in Mr. Werner’s employment agreement). Performance-based restricted stock units granted to Mr. Sial will vest in two equal installments starting March 1, 2020.

For fiscal 2019, our Compensation Committee continued to grant time-based restricted stock units that vest in four equal annual installments to our named executive officers other than Mr. Werner and Mr. Sial, subject to continued service, starting March 1, 2020. Time-based restricted stock units granted to our chief executive officer will vest on December 1, 2020, subject to continuing service, and also subject to acceleration of vesting upon earlier termination of service in certain circumstances provided that he is not terminated for Cause (as such term is defined in Mr. Werner’s employment agreement). Time-based restricted stock units granted to Mr. Sial will vest in two equal installments starting March 1, 2020.

Perquisites and Other Compensation. As in prior years, we generally do not provide any special perquisites to our named executive officers. We provided certain perquisites and other health and welfare and retirement benefits, such as health, vision, and life insurance coverage and participation in and matching contributions under our 401(k) defined contribution plan, which benefits are generally available to all employees. In 2019, we offered relocation benefits to Mr. Sial from St. Louis, Missouri, to San Jose, California, following his receipt of housing assistance and travel expense reimbursement during fiscal 2018 in connection with his new hire offer. The relocation benefits include, but are not limited to, reimbursement of a portion of home closing costs, a relocation allowance, and provision of temporary housing for up to 30 days.

For more information about these arrangements and benefits, see footnote 4 to the “2019 Summary Compensation Table” below.

Pension Benefits. None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation. None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Employment and Severance Arrangements

Change in Control Arrangements. We are party to employment agreements with certain of our executive officers, including our named executive officers, which provide severance benefits for employment terminations in connection with a change of control. The change of control severance arrangements generally entitle each named executive officer to certain calculated payments tied to base salary and bonus targets and accelerated vesting of his outstanding equity awards, but only upon termination by us without cause or by the executive for good reason (as those terms are defined in the agreements) in connection with a change of control of the Company (a “double trigger” arrangement). The Compensation Committee believes that these reinforce and encourage the continued attention and dedication of our named executive officers to their assigned duties without the distraction arising from the possibility of a change of control, and to enable and encourage our named executive officers to focus their attention on obtaining the best possible outcome for our stockholders without being influenced by personal concerns regarding the possible impact of a change of control on their job security and benefits. Under his employment agreement, our chief executive officer also receives limited accelerated vesting of outstanding equity awards if terminated without cause or if he resigns for good reason. For more information, see “Executive Compensation—Employment Agreements” and “Executive Compensation—Potential Payments Upon Termination or Change of Control.”

Severance Arrangements. We also maintain our 2019 Management Career Transition Plan, adopted in April 2019, which generally entitles each named executive officer to certain calculated payments tied to salary and bonus targets, reimbursement of healthcare continuation coverage, and outplacement assistance if the individual is terminated without cause.

The Compensation Committee believes that the 2019 Management Career Transition Plan provides benefits that are consistent with industry practice. We believe that entering into change of control and severance arrangements with certain of our executives has helped us attract and retain excellent executive talent and that offering standard packages avoids case-by-case negotiations. The severance arrangements also promote stability and continuity in our senior management team. For more information, please see “Executive Compensation―Employment Agreements,” “Executive Compensation—2019 Management Career Transition Plan” and “Executive Compensation―Potential Payments Upon Termination or Change of Control” below.

Section 162(m) Considerations

Section 162(m) of the Code generally limits the deduction a company may take for compensation paid to certain executive officers to the extent the compensation for any such individual exceeds $1 million for the taxable year, unless the compensation qualifies as “qualified performance-based compensation” under Section 162(m) of the Code. This exception has been repealed such that compensation paid to certain executives in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Our Compensation Committee considers deductibility as one of a number of factors considered in determining appropriate levels or methods of compensation. Accordingly, we may award compensation that is not deductible for federal income tax purposes.

Stock Ownership Guidelines

In 2015, the Board adopted Stock Ownership Guidelines for Executives and Directors. Under these guidelines and subject to certain exceptions, our chief executive officer is expected to own shares of our stock that have a value equal to five times his annual salary. Other executive officers, as designated by the Board, are expected to own shares that have a value equal to their annual salary. Each executive officer is expected to maintain ownership at or above the threshold applicable to them beginning five years after such officer first becomes subject to the guidelines with ownership measured at the end of each calendar year. Shares may be owned directly by the individual, owned by the individual’s spouse, or held in trust for the benefit of the individual’s family. Although Mr. Werner was required to satisfy the stock ownership guidelines beginning five years after their implementation in 2015, he already owns shares with a value in excess of the guidelines as of the end of 2019. Currently, the Board has not designated any additional officers to be subject to the guidelines.

Other Disclosures

Under our insider trading policy, our executive officers, directors, and employees are prohibited from engaging in short sales of our securities, establishing margin accounts or otherwise pledging our securities, hedging our securities, or buying or selling options, puts, or calls on our securities.

We do not have a policy regarding adjustment or recovery of awards or payments if the relevant performance goals or measures upon which they are based are restated or otherwise adjusted so that awards or payments are reduced.

COMPENSATION COMMITTEE REPORT

The following report has been submitted by the Compensation Committee of the Board:

The Compensation Committee of the Board has reviewed and discussed our Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2019 and definitive proxy statement on Schedule 14A for our 2020 Annual Meeting, each as filed with the SEC. The foregoing report was submitted by the Compensation Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933 or the Exchange Act.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Thomas McDaniel Julien Pouget Thomas Rebeyrol Patrick Wood III, Chair

April 3, 2020

EXECUTIVE COMPENSATION

Compensation of Named Executive Officers

The 2019 Summary Compensation Table below quantifies the compensation for each of our named executive officers for services rendered during fiscal 2019 and, as applicable, fiscal 2018 and fiscal 2017. The primary elements of each named executive officer’s total compensation during fiscal 2019 are reported in the table below and include, among others, base salary, performance-based cash bonuses under our Semi-Annual Bonus Plan, awards of restricted stock units subject to time-based vesting, and awards of performance-based restricted stock units subject to achievement of financial and other strategic targets and subsequent time-based vesting.

2019 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Thomas Werner President, Chief Executive Officer, and Chairman of the Board	2019	600,000		-0-	1,486,000	860,833	25,650	2,972,483
	2018	600,000		-0-	2,165,300	1,218,369	25,018	4,008,687
	2017	428,154	(7)	-0-	2,973,600	819,471	24,991	4,246,216
Manavendra Sial Executive Vice President and Chief Financial Officer (5)	2019	432,115		-0-	464,000	288,573	142,707	1,327,396
	2018	266,442		100,000	1,907,600	245,480	79,400	2,598,922
Kenneth Mahaffey Executive Vice President, General Counsel, Chief Ethics and Compliance Officer, and Corporate Secretary	2019	332,115		-0-	657,337	152,264	31,459	1,173,175
	2018	325,000		-0-	670,650	240,539	30,594	1,266,783
	2017	325,000		-0-	283,200	227,819	31,007	867,026
Douglas Richards Executive Vice President, Administration	2019	377,115		-0-	696,000	206,056	21,887	1,301,058
	2018	370,000		-0-	710,100	296,316	21,330	1,397,746
	2017	370,000		-0-	672,600	277,810	21,474	1,341,884
Jeffrey Waters Chief Executive Officer, SunPower Technologies(6)	2019	563,077		1,000,000	3,972,606	557,085	29,608	6,122,376
(1)	The amounts reported in this column for fiscal 2019 reflect each named executive officer’s salary for fiscal 2019 plus payments for paid time off and holidays.
(2)	The amounts reported in the “Stock Awards” column for fiscal 2019 represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of stock awards granted during the year (time-based and performance-based restricted stock units), excluding the effect of certain forfeiture assumptions. For the performance-based restricted stock units reported in this column for fiscal 2019, such amounts are based on the probable outcome of the relevant performance conditions as of the grant date. Assuming that the highest level of performance is achieved for these awards, the grant date fair value of the performance-based restricted stock unit awards would be: Mr. Werner, $1,671,750; Mr. Sial, $348,000; Mr. Mahaffey, $493,000; and Mr. Richards, $522,000. See Note 16 to our consolidated financial statements in our 2019 Annual Report for details as to the assumptions used to determine the aggregate grant date fair value of these awards. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates” in our 2019 Annual Report.
(3)	The amounts reported in this column for fiscal 2019 reflect the amounts earned under our Semi-Annual Bonus Plan. Additional information about non-equity incentive plan compensation earned during fiscal 2019 is set forth in “Executive Compensation—Non-Equity Incentive Plan Compensation” below.

(4)	The amounts reported in this column for fiscal 2019 as “All Other Compensation” consist of the elements summarized in the table below.
Name	Health Benefits ($)	Group Life Insurance ($)	401(k) Match ($)	Relocation Benefits	Total ($)
Thomas Werner	16,314	936	8,400		25,650
Manavendra Sial	21,116	679	8,400	112,512	142,707
Kenneth Mahaffey	22,536	523	8,400		31,459
Douglas Richards	12,894	593	8,400		21,887
Jeffrey Waters	29,068	540	-0-		29,608
(5)	Mr. Sial joined the Company as an executive vice president on May 2, 2018 and became chief financial officer of the Company on May 9, 2018.
(6)	Mr. Waters joined the Company as chief executive officer of the SunPower Technologies business unit on January 8, 2019.
(7)	Effective August 1, 2016, Mr. Werner’s annual salary was reduced at his request from $600,000 to $1, net of benefit costs, for the remainder of fiscal 2016, and the reduction was extended through the first fiscal quarter of 2017. Mr. Werner’s full salary was reinstated as of April 1, 2017.

Grants of Plan-Based Awards

During fiscal 2019, our named executive officers were granted plan-based restricted stock units and performance-based restricted stock units under our SunPower Corporation 2015 Omnibus Incentive Plan, which we refer to as our 2015 Equity Plan. They were also granted cash bonus awards under our Semi-Annual Bonus Plan. The following table sets forth information regarding the stock awards and cash bonus awards granted to each named executive officer during fiscal 2019.

2019 Grants of Plan-Based Awards Table

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas Werner	—	(3)	540,000	1,200,000	2,475,000	—	—	—	—	—
	4/18/2019	(4)	—	—	—	75,000	150,000	225,000	—	1,114,500
	4/18/2019	(5)	—	—	—	—	—	—	50,000	371,500
Manavendra Sial	—	(3)	176,175	391,500	807,469	—	—	—	—	—
	2/12/2019	(6)	—	—	—	20,000	40,000	60,000	—	232,000
	02/12/2019	(7)	—	—	—	—	—	—	40,000	232,000
Kenneth Mahaffey	—	(3)	113,063	251,250	518,203	—	—	—	—	—
	2/12/2019	(8)	—	—	—	28,334	56,667	85,000	—	328,669
	2/12/2019	(9)	—	—	—	—	—	—	56,667	328,669
Douglas Richards		(3)	136,800	304,000	627,000	—	—	—	—	—
	02/12/2019	(8)	—	—	—	30,000	60,000	90,000	—	348,000
	02/12/2019	(9)	—	—	—	—	—	—	60,000	348,000
Jeffrey Waters	—	(3)	337,500	750,000	1,546,875	—	—	—	—	—
	02/12/2019	(10)	—	—	—	—	—	—	684,932	3,972,606
(1)	Additional information about estimated possible payouts under non-equity incentive plan awards is set forth above in the table entitled “Estimated Possible Payouts Under Semi-Annual Bonus Plan.”
(2)	The amounts reported in these columns represent performance-based restricted stock unit opportunities. The Compensation Committee approved the awards to Mr. Werner on April 18, 2019 and on February 12, 2019 for the other named executive officers. The grant date fair value of these awards is reported based on the probable outcome of the applicable performance conditions and is consistent with the estimate of aggregate compensation cost, if any, expected to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. See Note 16 to our consolidated financial statements in our 2019 Annual Report for details as to the assumptions used to determine the aggregate grant date fair value of these awards. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates” in our 2019 Annual Report.
(3)	Consists of an award under our Executive Semi-Annual Bonus Plan. Achievement levels for certain performance targets could reduce payouts to zero when the applicable formula is applied, as further described below.

(4)	Consists of an award of restricted stock units, subject to achievement of specific performance metrics in addition to time-based vesting requirements, under the 2015 Equity Plan. Failure to achieve certain performance metrics could result in zero restricted stock units being awarded. The maximum attainable award is 150% of target. The closing price of our common stock was $7.43 on April 18, 2019. Actual awards were determined in the first quarter of 2020 and are described in “Equity Incentive Plan Compensation” below. The earned award vests on December 1, 2020.
(5)	Consists of an award of restricted stock units, subject to time-based vesting requirements, under the 2015 Equity Plan. The closing price of our common stock was $7.43 on April 18, 2019. The award will vest on December 1, 2020.
(6)	Consists of an award of restricted stock units, subject to achievement of specific performance metrics in addition to time-based vesting requirements, under the 2015 Equity Plan. Failure to achieve certain performance metrics could result in zero restricted stock units being awarded. The maximum attainable award is 150% of target. The closing price of our common stock was $5.80 on February 12, 2019. Actual awards were determined in the first quarter of 2020 and are described in “Equity Incentive Plan Compensation” below. The earned award vests ratably on March 1, 2020 and March 1, 2021.
(7)	Consists of an award of restricted stock units, subject to time-based vesting requirements, under the 2015 Equity Plan. The closing price of our common stock was $5.80 on February 12, 2019. The award vests ratably on March 1, 2020 and March 1, 2021.
(8)	Consists of an award of restricted stock units, subject to achievement of specific performance metrics in addition to time-based vesting requirements, under the 2015 Equity Plan. Failure to achieve certain performance metrics could result in zero restricted stock units being awarded. The maximum attainable award is 150% of target. The closing price of our common stock was $5.80 on February 12, 2019. Actual awards were determined in the first quarter of 2020 and are described in “Equity Incentive Plan Compensation” below. The earned award vests ratably on March 1, 2020, March 1, 2021, March 1, 2022, and March 1, 2023.
(9)	Consists of an award of restricted stock units, subject to time-based vesting requirements, under the 2015 Equity Plan. The closing price of our common stock was $5.80 on February 12, 2019. The award vests ratably on March 1, 2020, March 1, 2021, March 1, 2022, and March 1, 2023.
(10)	Consists of an award of restricted stock units, subject to time-based vesting requirements, under the 2015 Equity Plan. The closing price of our common stock was $5.80 on February 12, 2019. The award vests ratably on January 5, 2020, January 5, 2021, January 5, 2022, and January 5, 2023.

Non-Equity Incentive Plan Compensation

2019 Semi-Annual Bonus Programs. In 2019, we maintained two tailored bonus programs under our Executive Semi-Annual Bonus Plan (collectively, the “Semi-Annual Bonus Programs”). For named executive officers, awards under each of the Semi-Annual Bonus Programs, including the 2019 Corporate Executive Semi-Annual Bonus Program and SunPower Technologies Executive Semi-Annual Bonus Program, were formula-driven. Each of our named executive officers other than Mr. Waters were participants in the 2019 Corporate Executive Semi-Annual Bonus Program. Mr. Waters was a participant in the 2019 SunPower Technologies Executive Semi-Annual Bonus Program.

2019 Corporate Executive Semi-Annual Bonus Program. At the beginning of fiscal 2019, the Compensation Committee established and approved minimum, target, and maximum levels in respect of three performance criteria for the 2019 Corporate Executive Semi-Annual Bonus Program: (1) semi-annual business restructuring metrics, (2) a semi-annual revenue metric, and (3) a semi-annual adjusted cash and cash equivalents metric. We refer to this score as our Combined Corporate Metrics score. In addition, we used a safety modifier based on our company’s TRIR for the year. In July 2019, the Compensation Committee modified the semi-annual business restructuring metrics for the second half of the year to reflect current expectations about the restructuring.

2019 SunPower Technologies Executive Semi-Annual Bonus Program. At the beginning of fiscal 2019, the Compensation Committee established and approved minimum, target, and maximum levels in respect of three performance criteria for the 2019 SunPower Technologies Executive Semi-Annual Bonus Program: (1) semi-annual business restructuring metrics, (2) a semi-annual SunPower Technologies revenue metric, and (3) a semi-annual SunPower Technologies adjusted cash flow metric. We refer to this score as our Combined SunPower Technologies Metrics score. In addition, we used a safety modifier based on our company’s TRIR for the year. In July 2019, the Compensation Committee modified the semi-annual business restructuring metrics for the second half of the year to reflect current expectations about the restructuring.

Our semi-annual revenue metrics are based on our non-GAAP annual revenue.4 Our semi-annual adjusted cash flow metric is based on cash flow as of the end of the second quarter for purposes of measuring first half semi-annual performance and as of the end of the fourth quarter for purposes of measuring second half semi-annual performance. Our cash and cash equivalents metric is as measured on the Company’s balance sheet as of the end of the second quarter for purposes of measuring first half semi-annual performance and as of the end of the fiscal year for purposes of measuring second half semi-annual performance. Each of these measures is subject to adjustment to exclude the effect of certain transactions outside of the normal course of business, as well as other events as specified in the applicable Semi-Annual Bonus Program. Each named executive officer other than Mr. Waters would earn: (i) 50%

[4]	Non-GAAP revenue is a non-GAAP financial measure. See Appendix A, “Use of Non-GAAP Financial Measures.”

of his target bonus under the 2019 Corporate Executive Semi-Annual Bonus Program upon the achievement of the business restructuring target, (ii) 25% of his target bonus upon the achievement of the revenue target, and (iii) 25% of his target bonus upon achievement of the cash and cash equivalents target. Mr. Waters would earn: (i) 50% of his target bonus under the 2019 SunPower Technologies Executive Semi-Annual Bonus Program upon the achievement of the business restructuring target, (ii) 25% of his target bonus upon the achievement of the SunPower Technologies revenue target, and (iii) 25% of his target bonus upon achievement of the adjusted cash flow target. In order to encourage our named executive officers to exceed the performance targets, our Compensation Committee set the maximum payment under the program at 150% of target. Payment for each target is determined based on performance achievement relative to minimum, target, and maximum levels, as follows:

Performance Level Achieved	Bonus Payment as Percentage of Bonus Target
Below minimum	No bonus paid
At minimum	50% of target bonus (minimum award for minimum achievement)
Between minimum and target	Prorated on a straight-line basis, between 50% and 100%
At target	100% of target
Between target and maximum	Prorated on a straight-line basis, between 100% and 150%
At or above maximum	150% of target

The semi-annual performance targets for the Corporate Executive Semi-Annual Bonus Program and SunPower Technologies Executive Semi-Annual Bonus Program, set at the beginning of fiscal 2019 (and subsequently modified in the case of the business restructuring targets), were assessed at the end of each half of the year. Based on our actual results in fiscal 2019, results were calculated for each of the targets, as presented below in the aggregate (in millions of dollars).

2019 Corporate Executive Semi-Annual Bonus Program

First Half 2019 Performance Criterion	Weight	Minimum	Target	Maximum	Achievement	Payment as % of Target Payment
Sign binding term sheet with Track A or B with proceeds of at least:	50%	$200	$300	$400	Term sheet signed	35%
Revenue	25%	$918	$1080	$1243	$893	0%
Adjusted Cash and Cash Equivalents	25%	$100	$115	$175	$167	35.8%
Second Half 2019 Performance Criterion	Weight	Minimum	Target	Maximum	Achievement	Payment as % of Target Payment
Business Restructuring: Definitive agreement signed by	25%	12/31/2019	10/31/2019	9/23/2019	11/8/2019	23.4%
Business Restructuring: Equity value in definitive agreement of	25%	>=$650	>=$725	>=$825	$735	26.3%
Revenue	20%	$999	$1175	$1352	$1098	19.5%
Adjusted Cash & Cash Equivalents	30%	$147	$162	$200	$250	37.5%

2019 SunPower Technologies Executive Semi-Annual Bonus Program

First Half 2019 Performance Criterion	Weight	Minimum	Target	Maximum	Achievement	Payment as % of Target Payment
Sign binding term sheet with Track A or B with proceeds of at least:	50%	$200	$300	$400	Term sheet signed	35%
SPT Revenue	20%	$478	$563	$647	$531.9	16.3%
SPT Adjusted Cash Flow	30%	$(141)	$(126)	$(96)	$(114.6)	35.7%

Second Half 2019 Performance Criterion	Weight	Minimum	Target	Maximum	Achievement	Payment as % of Target Payment
Business Restructuring: Definitive agreement signed by	25%	12/31/2019	10/31/2019	9/23/2019	11/8/2019	23.4%
Business Restructuring: Equity value in definitive agreement of	25%	>=$650	>=$725	>=$825	$735	26.3%
SPT Revenue	25%	$493	$580	$667	$690	30%
SPT Adjusted Cash Flow	25%	$41	$56	$86	$96.1	45%

The safety modifier based on our company’s TRIR for each half of the year, set at the beginning of fiscal 2019, was also assessed at the end of each half of the year, and applied to the bonus payouts calculated under the Corporate Executive Semi-Annual Bonus Program and the SunPower Technologies Executive Semi-Annual Bonus Program. The maximum payout modifier for TRIR was set to 110% for achieving a .90 TRIR or below and the minimum payout modifier for TRIR was set to 90% for achieving a TRIR of 1.10 or greater. Achieving a TRIR result of 1.00 would result in a TRIR modifier equal to 100%. Based on our actual results in fiscal 2019, results were calculated in comparison to the target, as presented below.

First Half Performance Criterion	Minimum	Target	Maximum	Achievement	Payment as % of Target Payment
SunPower Total Recordable Injury Rate	1.10	1.00	.90	1.20	90%
Second Half Performance Criterion	Minimum	Target	Maximum	Achievement	Payment as % of Target Payment
SunPower Total Recordable Injury Rate	1.10	1.00	.90	.979	101.3%

Based on the actual results achieved, bonuses were earned and paid to our named executive officers at 53.3% in the aggregate for the first half and 89.3% for the second half.

Awards under the Semi-Annual Bonus Programs were formula-driven, with targets including other corporate performance metrics, consisting of a set of corporate milestones representing key results in support our corporate business plan. Each named executive officer is further assigned an individual modifier by his or her manager, or, in the case of our chief executive officer, by the Board, meant to take into account individual performance and accomplishments. These metrics were then incorporated into the plan’s formula. Each named executive officer’s individual modifier could result in no award being payable even if we achieved our semi-annual performance metrics and corporate key results targets in the event that the individual modifier was determined to be zero. If threshold corporate key results were achieved and we exceeded our semi-annual performance metric targets, bonus payments could exceed 100% of target, up to a maximum payment of 150%, depending on the individual modifier.

Semi-Annual Bonus Program payment modifiers for each half of the year associated with corporate milestones were determined as follows:

Average Corporate Key Results Score for the Half	Payment
Under 60%	60% bonus payment modifier
60% or over but under 80%	80% bonus payment modifier
80% or over	100% bonus payment modifier

Quarterly corporate milestones in fiscal 2019 included sensitive business objectives applicable to our entire company, focusing on strategic transactions, business restructuring, revenue and margin targets, confidential cost and production targets, technology milestones, bookings targets, major customer transactions, new product development, and manufacturing plans and enhancements. The quarterly corporate key results scores were 66.25%, 77.71%, 64%, and 80.85% for each quarter in fiscal 2019, respectively, resulting in Semi-Annual Bonus Program bonus payment modifiers of 80% in the first half and 80% in the second half. Individual modifiers for the named executive officers ranged from 85% to 105%, and averaged 95%, for both the first half and the second half of fiscal 2019.

Equity Incentive Plan Compensation

In addition to time-based restricted stock unit awards, to further align executive compensation with maximizing stockholder value, our Compensation Committee granted to our named executive officers certain performance-based equity awards, consisting of restricted stock units (“RSUs”) that would be released and begin time-based vesting only upon achievement of certain corporate or individual performance objectives.

Our Compensation Committee met at the beginning of 2019 and established and approved target levels in respect of three performance criteria for our performance-based equity awards to named executive officers other than Mr. Waters: (1) a semi-annual business restructuring metric, (2) a semi-annual revenue metric, and (3) a semi-annual cash and cash equivalents metric. Each eligible named executive officer would earn 50% of his target performance-based RSUs upon the achievement of the semi-annual business restructuring metric target, 25% of his target performance-based RSUs upon the achievement of the revenue metric target, and 25% of his target performance-based RSUs upon the achievement of the cash and cash equivalents target. The three metrics (business restructuring, revenue, and adjusted cash and cash equivalents) and their corresponding targets are the same as those for our 2019 Corporate Executive Semi-Annual Bonus Program described above in “Executive Compensation—Non-Equity Incentive Plan Compensation.” The attainment for each half of the year was averaged, to determine the attainment for the year for each performance criteria. The payment for each target was determined based on the performance metric achieved relative to minimum, target, and maximum performance levels, as shown in the table below.

Percentage of Performance Target Achieved	Grant of RSUs as Percentage of Target RSUs
Below minimum	No RSUs earned
At minimum	50% of target RSUs (minimum award for minimum achievement)
Between minimum and target	Prorated on a straight-line basis, between 50% and 100%
At target	100% of target
Between target and maximum	Prorated on a straight-line basis, between 100% and 150%
At or above maximum	150% of target

The performance-based restricted stock units earned by our named executive officers other than our chief executive officer and our chief financial officer began vesting in four equal annual installments, subject to continued service, starting March 1, 2020. Performance-based restricted stock units granted to our chief executive officer vest on December 1, 2020, subject to continued service, and also subject to acceleration of vesting upon earlier termination of service in certain circumstances, provided that he is not terminated for Cause (as such term is defined in Mr. Werner’s employment agreement). Performance-based restricted stock units granted to our chief financial officer will vest in two equal installments, subject to continued service, starting March 1, 2020.

For fiscal 2019, our Compensation Committee continued to grant time-based restricted stock units that vest in four equal annual installments to our named executive officers other than our chief executive officer and chief financial officer, subject to continued service, starting March 1, 2020. Time-based restricted stock units granted to our chief executive officer vest on December 1, 2020, subject to continued service, and also subject to acceleration of vesting upon earlier termination of service in certain circumstances, provided that he is not terminated for Cause (as such term is defined in Mr. Werner’s employment agreement. Time-based restricted stock units granted to our chief financial officer will vest in two equal installments, subject to continued service, starting March 1, 2020.

With respect to our 2019 performance-based equity awards to named executive officers other than Mr. Waters, we achieved an average of 42.3% of our semi-annual business restructuring metric targets, 9.8% of our revenue metric target, and 36.7% of our cash and cash equivalents metric target. Based on our actual results in fiscal 2019, performance-based restricted stock units were earned by such named executive officers for achievement of each of these metric targets.

The named executive officers’ targets and earned performance-based restricted stock units are described above in “Compensation Discussion and Analysis—Analysis of Fiscal 2019 Compensation Decisions—Equity Awards.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding the outstanding equity awards held by our named executive officers as of December 29, 2019.

Outstanding Equity Awards at 2019 Fiscal Year-End Table

Name	Grant Date		Stock Awards
			Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Thomas Werner	03/31/2016	(2)	120,000	956,400
	03/31/2016	(3)	5,138	40,9450
	03/31/2016	(4)	8,610	68,622
	03/31/2016	(5)	17,900	142,663
	03/10/2017	(6)	17,700	141,069
	03/10/2017	(6)	90,000	717,300
	03/10/2017	(7)	75,000	597,750
	03/10/2017	(8)	75,000	597,750
	02/16/2018	(9)	32,500	259,025
	04/12/2018	(10)	30,000	239,100
	04/12/2018	(10)	32,305	257,471
	04/12/2018	(11)	59,640	475,331
	04/12/2018	(11)	34,170	272,335
	04/18/2019	(12)	50,000	398,500
	04/18/2019	(13)	133,050	1,060,409

Manavendra Sial	05/18/2018	(19)	75,000	597,750
	12/14/2018	(20)	80,000	637,600
	02/12/2019	(21)	35,480	282,776
	02/12/2019	(22)	40,000	318,800

Kenneth Mahaffey	01/27/2016	(14)	3,465	27,616
	03/21/2016	(5)	600	4,782
	03/21/2016	(5)	2,125	16,936
	11/01/2016	(16)	12,500	99,625
	03/10/2017	(7)	20,000	159,400
	02/16/2018	(17)	31,875	254,044
	04/12/2018	(18)	30,951	246,679
	02/12/2019	(23)	50,264	400,604
	02/12/2019	(24)	56,667	451,636

Douglas Richards	02/22/2016	(15)	1,077	8,584
	02/22/2016	(5)	3,750	29,888
	03/10/2017	(7)	23,750	189,288
	03/10/2017	(8)	23,750	189,288
	02/16/2018	(17)	33,750	268,988
	04/12/2018	(18)	32,772	261,193
	02/12/2019	(23)	53,200	424,163
	02/12/2019	(24)	60,000	478,200

Jeffrey Waters	02/12/2019	(25)	684,932	5,458,908
(1)	The closing price of our common stock on December 27, 2019 (the last trading day of fiscal 2019) was $7.97.
(2)	Each of these awards of restricted stock units provided for one-time vesting on March 31, 2020 subject to the recipient’s continued employment with us.
(3)	Each of these awards of restricted stock units provided for one-time vesting on March 31, 2020 subject to the recipient’s continued employment with us.
(4)	On March 31, 2016, the named executive officer was awarded a number of performance-based restricted stock units, with the actual number contingent on the achievement of certain performance criteria. The actual award was determined in the first quarter of 2017. The earned award vests in full on March 31, 2020, subject to the recipient’s continued employment with us.

(5)	Each of these awards of restricted stock units provided for vesting in four equal annual installments on each of March 1, 2017, March 1, 2018, March 1, 2019, and March 1, 2020, subject to the recipient’s continued employment with us.
(6)	On March 10, 2017, the named executive officer was awarded a number of performance-based restricted stock units, with the actual number contingent on the achievement of certain performance criteria. The actual award was determined in the first quarter of 2018 and is described in “Equity Incentive Plan Compensation” above. The earned award vests in full on March 31, 2020, subject to the recipient’s continued employment with us.
(7)	On March 10, 2017, the named executive officer was awarded a number of performance-based restricted stock units, with the actual number contingent on the achievement of certain performance criteria. The actual award was determined in the first quarter of 2018 and is described in “Equity Incentive Plan Compensation” above. The earned award vests in four equal annual installments on March 1, 2018, March 1, 2019, March 1, 2020, and March 1, 2021, subject to the recipient’s continued employment with us.
(8)	Each of these awards of restricted stock units provided for vesting in four equal annual installments on each of March 1, 2018, March 1, 2019, March 1, 2020, and March 1, 2021, subject to the recipient’s continued employment with us.
(9)	Each of these awards of restricted stock units provided for vesting in two equal annual installments on each of March 31, 2019 and March 31, 2020, subject to the recipient’s continued employment with us.
(10)	On April 12, 2018, the named executive officer was awarded a number of performance-based restricted stock units, with the actual number contingent on the achievement of certain performance criteria. The actual award was determined in the first quarter of 2019 and is described in “Equity Incentive Plan Compensation” above. The earned award vests in two equal annual installments on March 1, 2019 and March 1, 2020, subject to the recipient’s continued employment with us.
(11)	On April 12, 2018, the named executive officer was awarded a number of performance-based restricted stock units, with the actual number contingent on the achievement of certain performance criteria. The actual award was determined in the first quarter of 2019 and is described in “Equity Incentive Plan Compensation” above. The earned award will vest on March 31, 2020, subject to the recipient’s continued employment with us.
(12)	Each of these awards of restricted stock units provided for one-time vesting on December 1, 2020 subject to the recipient’s continued employment with us.
(13)	On April 18, 2019, the named executive officer was awarded a number of performance-based restricted stock units, with the actual number contingent on the achievement of certain performance criteria. The actual award was determined in the first quarter of 2020 and is described in “Equity Incentive Plan Compensation” above. The earned award will vest on December 1, 2020, subject to the recipient’s continued employment with us.
(14)	Each of these awards of restricted stock units provided for vesting in four equal annual installments on each of January 25, 2017, January 25, 2018, January 25, 2019, and January 25, 2020, subject to the recipient’s continued employment with us.
(15)	On February 22, 2016, the named executive officer was awarded a number of performance-based restricted stock units, with the actual number contingent on the achievement of certain performance criteria. The actual award was determined in the first quarter of 2017. The earned award vests in four equal annual installments on each March 1, 2017, March 1, 2018, March 1, 2019, and March 1, 2020, subject to the recipient’s continued employment with us.
(16)	Each of these awards of restricted stock units provided for vesting in four equal annual installments on each of November 1, 2017, November 1, 2018, November 1, 2019, and November 1, 2020, subject to the recipient’s continued employment with us.
(17)	Each of these awards of restricted stock units provided for vesting in four equal annual installments on each of March 1, 2019, March 1, 2020, March 1, 2021, and March 1, 2022, subject to the recipient’s continued employment with us.
(18)	On April 12, 2018, the named executive officer was awarded a number of performance-based restricted stock units, with the actual number contingent on the achievement of certain performance criteria. The actual award was determined in the first quarter of 2019 and is described in “Equity Incentive Plan Compensation” above. The earned award vests in four equal annual installments on March 1, 2019, March 1, 2020, March 1, 2021, and March 1, 2022, subject to the recipient’s continued employment with us.
(19)	Each of these awards of restricted stock units provided for vesting in four equal annual installments on each of May 5, 2019, May 5, 2020, May 5, 2021, and May 5, 2022, subject to the recipient’s continued employment with us.
(20)	Each of these awards of restricted stock units provided for vesting in two equal annual installments on each of December 5, 2019 and December 5, 2020, subject to the recipient’s continued employment with us.
(21)	On February 12, 2019, the named executive officer was awarded a number of performance-based restricted stock units, with the actual number contingent on the achievement of certain performance criteria. The actual award was determined in the first quarter of 2020 and is described in “Equity Incentive Plan Compensation” above. The earned award vests in two equal annual installments on March 1, 2020 and March 1, 2021, subject to the recipient’s continued employment with us.
(22)	Each of these awards of restricted stock units provided for vesting in two equal annual installments on each of March 1, 2020 and March 1, 2021, subject to the recipient’s continued employment with us.
(23)	On February 12, 2019, the named executive officer was awarded a number of performance-based restricted stock units, with the actual number contingent on the achievement of certain performance criteria. The actual award was determined in the first quarter of 2020 and is described in “Equity Incentive Plan Compensation” above. The earned award vests in four equal annual installments on March 1, 2020, March 1, 2021, March 1, 2022, and March 1, 2023, subject to the recipient’s continued employment with us.
(24)	Each of these awards of restricted stock units provided for vesting in four equal annual installments on each of March 1, 2020, March 1, 2021, March 1, 2022, and March 1, 2023, subject to the recipient’s continued employment with us.
(25)	Each of these awards of restricted stock units provided for vesting in four equal annual installments on each of January 5, 2020, January 5, 2021, January 5, 2022, and January 5, 2023, subject to the recipient’s continued employment with us.

The following table sets forth the number of shares acquired pursuant to the vesting of stock awards held by our named executive officers during fiscal 2019 and the aggregate dollar amount realized by our named executive officers upon such events. Because there were no shares acquired by our named executive officers pursuant to the exercise of options during fiscal 2019, we have not included columns pertaining to option awards in the table below.

2019 Option Exercises and Stock Vested Table

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Thomas Werner	192,842	1,248,988
Manavendra Sial	105,000	755,300
Kenneth Mahaffey	49,632	347,168
Douglas Richards	50,749	328,346
Jeffrey Waters	-0-	-0-
(1)	The aggregate dollar value realized upon the vesting of a stock award represents the fair market value of the underlying shares on the vesting date multiplied by the number of shares vested.

Potential Payments Upon Termination or Change of Control

Tabular Disclosure of Termination Payments. Our employment agreements with our named executive officers contain provisions that provide for payments upon certain events of termination and change of control. See “Employment and Severance Agreements” below for a detailed description of these agreements. The following tables summarize the estimated payments that would have been made on December 29, 2019 which our named executive officers would be eligible to receive upon the following termination events, assuming each such event had occurred on December 27, 2019, the last business day of fiscal 2019:

•	termination with cause or voluntary resignation without good reason;
•	involuntary termination without cause or voluntary resignation for good reason in connection with a change of control;
•	involuntary termination without cause or voluntarily resignation for good reason not in connection with a change of control;
•	retirement; or
•	discontinued service due to death or disability.

The dollar value identified with respect to each type of equity award is based on each named executive officer’s accelerated restricted stock units as of December 29, 2019 and is based on the $7.97 per share closing price for our common stock on December 27, 2019, the last trading day of fiscal 2019. No named executive officers held unvested stock options as of December 29, 2019. For more information on each officer’s outstanding equity awards as of December 29, 2019, please see the “Outstanding Equity Awards At 2019 Fiscal-Year End Table” above. The tables do not include unpaid regular salary, nor the impact of certain “best net” provisions of each named executive officer’s employment agreement that provides that, in the event any payments under such employment agreement would constitute parachute payments under Section 280G of the Code or be subject to the excise tax of Section 4999 of the Code, then such payments should be either delivered in full or reduced to result in no portion being subject to such tax provisions and still yield the greatest payment to the individual on an after tax basis.

Termination Payments Table

Name	Termination Scenario	Continued Salary ($)	Bonus and Accelerated Non-Equity Incentive Plan Awards ($)	Accelerated Restricted Stock Units ($)(1)(2)	Continued Medical Benefits and Gross Up ($)	Outplace- ment Services ($)	Accrued Paid Time Off and Sabbatical ($)	Total ($)
Thomas Werner	Termination with cause or voluntary resignation without good reason	—	—	—	—	—	69,231	69,231
	Involuntary termination without cause or voluntary resignation for good reason in connection with change of control	1,200,000	2,400,000	6,953,175	77,850	15,000	69,231	10,354,986
	Involuntary termination without cause or voluntary resignation for good reason not in connection with change of control	1,200,000	1,200,000	5,532,766	77,850	15,000	69,231	8,094,577
	Retirement	—	—	—	—	—	69,231	69,231
	Death or disability	—	—	6,728,266	—	—	69,231	6,797,497
Manavendra Sial	Termination with cause or voluntary resignation without good reason	—	—	—	—	—	—	—
	Involuntary termination without cause or voluntary resignation for good reason in connection with change of control	850,000	765,000	1,836,926	73,882	15,000	—	3,540,808
	Involuntary termination without cause	425,000	382,500	—	36,941	15,000	—	859,441
	Retirement	—	—	—	—	—	—	—
	Death or disability	—	—	1,872,950	—	—	—	1,872,950
Kenneth Mahaffey	Termination with cause or voluntary resignation without good reason	—	—	—	—	—	—	—
	Involuntary termination without cause or voluntary resignation for good reason in connection with change of control	650,000	487,500	1,661,322	112,021	15,000	—	2,925,843
	Involuntary termination without cause	325,000	243,750	—	56,011	15,000	—	639,761
	Retirement	—	—	—	—	—	—	—
	Death or disability	—	—	1,712,354	—	—	—	1,712,354
Douglas Richards	Termination with cause or voluntary resignation without good reason	—	—	—	—	—	—	—
	Involuntary termination without cause or voluntary resignation for good reason in connection with change of control	740,000	592,000	1,849,592	59,665	15,000	—	3,256,257
	Involuntary termination without cause	370,000	296,000	—	29,832	15,000	—	710,832
	Retirement	—	—	—	—	—	—	—
	Death or disability	—	—	1,903,629	—	—	—	1,903,629

Name	Termination Scenario	Continued Salary ($)	Bonus and Accelerated Non-Equity Incentive Plan Awards ($)	Accelerated Restricted Stock Units ($)(1)(2)	Continued Medical Benefits and Gross Up ($)	Outplace- ment Services ($)	Accrued Paid Time Off and Sabbatical ($)	Total ($)
Jeffrey Waters	Termination with cause or voluntary resignation without good reason	—	—	—	—	—	—	—
	Involuntary termination without cause or voluntary resignation for good reason in connection with change of control	1,200,000	1,500,000	5,458,908	99,335	15,000	—	8,273,263
	Voluntary resignation for limited good reason not in connection with change of control	1,200,000	1,500,000	5,458,908	99,335	15,000	—	8,273,263
	Involuntary termination without cause not in connection with change of control	600,000	750,000	—	49,677	15,000	—	1,414,677
	Retirement	—	—	—	—	—	—	—
	Death or disability	—	—	5,458,908	—	—	—	5,458,908
(1)	In connection with a change of control, accelerated restricted stock units’ calculation assumes that the change of control does not involve Total or one of its affiliates.
(2)	Awards under the SunPower Corporation 2015 Omnibus Incentive Plan provide for accelerated vesting upon death or disability.

Employment and Severance Agreements

We have entered into employment agreements with certain of our executive officers, including our named executive officers. In April 2019, we adopted a severance policy entitled the 2019 Management Career Transition Plan, which replaced our 2016 Management Career Transition Plan. Additionally, our named executive officers are entitled to receive certain payments from us or our affiliates in the event of certain termination events in connection with a change of control.

Employment Agreements. We are party to employment agreements with several executive officers, including the named executive officers. Each employment agreement provides that the executive’s employment is “at-will” and may be terminated at any time by either party. Each employment agreement generally provides for a three-year term that will automatically renew unless we provide notice of our intent not to renew at least 120 days before the renewal date. The agreements do not specify salary, bonus, or other basic compensation terms, but instead provide that each executive’s base salary, annual bonus, and equity compensation will be determined in accordance with our normal practices. The primary purpose of the agreements is to provide certain severance benefits for employment terminations in connection with a change of control (as defined in the agreement). In the event an executive’s employment is terminated by us without cause (as defined in the agreement), or if the executive resigns for good reason (as defined in the agreement), and if such termination or resignation occurs during the period three months prior to, and ending 24 months following, a change of control, then the agreements also provide that the executive is entitled to the following benefits:

•	a lump-sum payment equivalent to 24 months of such executive’s base salary;
•	a lump-sum payment equal to any earned but unpaid annual bonus for a completed fiscal year;
•	a lump-sum payment equal to the product of (a) such executive’s target bonus for the then current fiscal year, multiplied by (b) two;
•	continuation of such executive’s and such executive’s eligible dependents’ coverage under our benefit plans for up to 24 months, at our expense;
•	a lump-sum payment equal to such executive’s accrued and unpaid base salary and paid time off;
•	reimbursement of up to $15,000 for services of an outplacement firm mutually acceptable to us and the executive;
•	annual make-up payments for taxes incurred by the executive in connection with benefit plans’ coverage; and

•	all of such executive’s unvested options, shares of restricted stock and restricted stock units (including performance-based restricted stock units) will become fully vested and (as applicable) exercisable as of the termination date and remain exercisable for the time period otherwise applicable to such equity awards following such termination date. In addition, (i) Mr. Werner’s agreement provides for full accelerated vesting upon termination of employment without cause or resignation for good reason, regardless of whether such termination is in connection with a change of control; provided, however, that absent a change of control, no such accelerated vesting or lapsing shall apply to Mr. Werner’s performance-based equity awards; and (ii) Mr. Waters’s agreement provided for full accelerated vesting upon termination of employment without cause, or resignation for “limited good reason (as defined below), in each case prior to January 1, 2020, regardless of whether such termination was in connection with a change of control, but such provisions have now expired and are of no further effect.

Under the employment agreements, “cause” means the occurrence of any of the following, as determined by us in good faith:

•	acts or omissions constituting gross negligence or willful misconduct on the part of the executive with respect to the executive’s obligations or otherwise relating to our business,
•	the executive’s conviction of, or plea of guilty or nolo contendere to, crimes involving fraud, misappropriation or embezzlement, or a felony crime of moral turpitude,
•	the executive’s violation or breach of any fiduciary duty (whether or not involving personal profit) to us, except to the extent that his violation or breach was reasonably based on the advice of our outside counsel, or willful violation of any of our published policies governing the conduct of it executives or other employees, or
•	the executive’s violation or breach of any contractual duty to us which duty is material to the performance of the executive’s duties or results in material damage to us or our business;

provided that if any of the foregoing events is capable of being cured, we will provide notice to the executive describing the nature of such event and the executive will thereafter have 30 days to cure such event.

In addition, under the employment agreements, “good reason” means the occurrence of any of the following without the executive’s express prior written consent:

•	a material reduction in the executive’s position or duties,
•	a material breach of the employment agreement,
•	a material reduction in the executive’s aggregate target compensation, including the executive’s base salary and target bonus on a combined basis, excluding a reduction that is applied to substantially all of our other senior executives; provided, however, that for purposes of this clause, whether a reduction in target bonus has occurred shall be determined without any regard to any actual bonus payments made to the executive, or
•	a relocation of the executive’s primary place of business for the performance of his duties to us to a location that is more than 45 miles from our current business location.

The executive shall be considered to have “good reason” under the employment agreement only if, no later than 90 days following an event otherwise constituting “good reason” under the employment agreement, the executive gives notice to us of the occurrence of such event and we fail to cure the event within 30 days following its receipt of such notice from the executive, and the executive terminates service within 36 months following a change of control.

If any of the severance payments, accelerated vesting and lapsing of restrictions would constitute a “parachute payment” within the meaning of Section 280G of the Code and be subject to excise tax or any interest or penalties payable with respect to such excise tax, then the executive’s benefits will be either delivered in full or delivered as to such lesser extent which would result in no portion of such benefits being subject to such taxes, interest or penalties, whichever results in the executive receiving, on an after-tax basis, the greatest amount of benefits.

Before receiving the benefits described in the employment agreements, the executive will be required to sign a separation agreement and release of claims. In addition, the benefits will be conditioned upon the executive not soliciting our or our affiliates’ (as defined in the employment agreement) employees, consultants, customers, or users for one year following the termination date.

Mr. Werner’s agreement also provides that the above severance benefits will be paid even if his termination without cause or resignation for good reason is not in connection with a change of control, conditioned upon a non-competition arrangement lasting one year following employment termination.

Mr. Water’s agreement also provided that the above severance benefits would be paid in the event of his termination without cause or resignation for limited good reason, in either event prior to January 1, 2020. For purposes of Mr. Waters’ employment agreement only, “limited good reason” means an election by the Board not to proceed with the Spin-Off or a similar transaction resulting in a stand-alone SunPower Technologies company prior to January 1, 2020, and failure to offer Mr. Waters the position of CEO of SunPower Corporation in such event. Such provisions have now expired and are of no further effect.

2019 Management Career Transition Plan. In April 2019, we adopted the 2019 Management Career Transition Plan, (the “Severance Plan”), which replaced our 2016 Management Career Transition Plan. The Severance Plan generally terminates on the second anniversary of the effective date. The Severance Plan addresses severance for certain employment terminations, and payments are only made if the executive or employee is not already entitled to severance benefits under a separate employment agreement. Participants in the Severance Plan include our chief executive officer, Thomas Werner, and those employees who have been employed by the Company for at least six months and report directly to him (including our other named executive officers), as well as other key employees of the Company who are provided with written notice from the chief executive officer that they are Severance Plan participants. Under the terms of the Severance Plan, Mr. Werner and the other named executive officers will be eligible for benefits following a termination of employment by us without cause (as defined in the Severance Plan). Such benefits include:

•	a lump-sum payment equivalent to 12 months (or 24 months in Mr. Werner’s case) of such executive’s base salary;
•	a lump-sum payment equal to any earned but unpaid annual bonus for a completed fiscal year;
•	a lump-sum payment equal to the pro rata portion of such executive’s actual bonus for the then current fiscal year, based on the number of whole calendar months between the start of the fiscal year and the termination date;
•	reimbursement of such executive’s and such executive’s eligible dependents’ monthly premiums for continuation coverage under the Consolidated Omnibus Reconciliation Act or applicable similar state law, to the extent elected, for up to 12 months (or 24 months in Mr. Werner’s case);
•	a lump-sum payment equal to such executive’s accrued and unpaid base salary and paid time off; and
•	reimbursement of up to $15,000 for services of an outplacement firm mutually acceptable to the Company and the executive.

CEO Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are required to provide the following information about the relationship of the annual total compensation of Thomas Werner, our chief executive officer (the “CEO”), to the median of the annual total compensation of all of our employees, excluding Mr. Werner:

For fiscal 2019, our last completed fiscal year:

•	we have estimated the median of the annual total compensation of all our employees, excluding Mr. Werner, to be $14,528; and
•	Mr. Werner’s annual total compensation, for purposes of determining the CEO Pay Ratio, was $2,972,483.

Based on this information, for fiscal 2019, the ratio of the annual total compensation of Mr. Werner, our CEO, to the median of the annual total compensation of all our employees, excluding Mr. Werner, was estimated to be 205:1. This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology and assumptions described below. Our pay ratio is not an element that the Compensation Committee considers in setting the compensation of our CEO, nor is our CEO’s compensation a material element that management considers in making compensation decisions for non-officer employees.

Item 402(u) of Regulation S-K requires companies to identify the median employee only once every three years. We identified the median employee in 2018, and we believe that changes in our employee population or employee compensation arrangements since we identified the median employee do not result in a significant change to our pay ratio disclosure. The employee population decreased 5% during such time period with no significant change to employee compensation arrangements, and the percentage of U.S. employees of the total global workforce did not materially change.

The “median employee” is a full-time, hourly employee located in Mexico. We totaled all of the elements of the employee’s compensation for fiscal 2019 in accordance with the requirements of the applicable SEC rules and converted the amounts from Mexican Pesos to U.S. dollars using the relevant monthly average currency exchange rate of 18.8285 Mexican Pesos per U.S. dollar. This resulted in an annual total compensation of $14,528, of which $8,905 is base salary and $5,623 is composed of bonus and other compensation such as overtime pay and other cash allowances.

With respect to the annual total compensation of our chief executive officer, we took the amount reported in the “Total” column of our 2019 Summary Compensation Table.

Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for our company, as other companies have headquarters offices in different countries, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their pay ratios.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 19, 2020 (except as described below) by:

•	each of our directors;
•	our named executive officers;
•	our directors, director nominees, and executive officers as a group; and
•	each person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who is known by us to beneficially own more than 5% of any class of our common stock.

Applicable beneficial ownership percentages listed below are based on 169,754,988 shares of common stock outstanding as of March 19, 2020. The business address for each of our directors and executive officers is our corporate headquarters at 51 Rio Robles, San Jose, California 95134.

	Common Stock Beneficially Owned(1)
Directors and Named Executive Officers	Number of Shares	%
François Badoual	—	—
Catherine Lesjak	142,433	*
Kenneth Mahaffey	75,973	*
Thomas McDaniel(2)	252,191	*
Julien Pouget	—	—
Thomas Rebeyrol	—	—
Douglas Richards	69,262	*
Manavendra Sial(3)	82,741	*
Denis Toulouse	—	—
Franck Trochet	—	—
Jeffrey Waters	105,818	*
Thomas Werner(4)	981,349	*
Patrick Wood III	151,200	*
All Directors and Executive Officers as a Group (14 persons)(5)	1,889,641	1.11%
Other Persons
Total S.A. Total Gaz Electricité Holdings France SAS Total Solar INTL SAS(6) 2 place Jean Millier La Défense 6 92400 Courbevoie France	92,167,073	52.07%
The Vanguard Group(7) 100 Vanguard Blvd. Malvern, PA 19355	10,759,225	6.34%
Wellington Management Group LLP(8) 280 Congress Street Boston, MA 02210	12,413,023	7.31%
*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares underlying restricted stock units and options held by that person that will vest or be exercisable within 60 days of March 19, 2020 are deemed to be outstanding. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Includes 252,075 shares of common stock held indirectly in the McDaniel Trust dtd 7/26/2000, of which Mr. McDaniel and his spouse are co-trustees.
(3)	Includes 25,000 restricted stock units vesting within 60 days of March 19, 2020.
(4)	Includes 152,500 restricted stock units and 210,120 performance-based restricted stock units vesting within 60 days of March 19, 2020, and 1,218 shares of common stock held by The Werner Family Trust (“WF Trust”), of which Mr. Werner and his wife are co-trustees. The beneficiaries are the surviving spouse between Thomas Werner and Suzanne Werner, to be followed by Jessica Werner and Katheryn Werner. Thomas and Suzanne Werner have been delegated joint control and voting power over the WF Trust.
(5)	Includes 28,674 shares of common stock beneficially owned by an additional executive officer.
(6)	Based on the information contained in an Amendment No. 14 to Schedule 13D filed with the SEC on March 20, 2020 by Total S.A. Total Solar INTL SAS is an indirect wholly owned subsidiary of Total Gaz Electricité Holdings France SAS, which is an indirect wholly owned subsidiary of Total S.A. Each of Total S.A., Total Gaz Electricité Holdings France SAS and Total Solar INTL SAS have shared voting and dispositive power over 92,167,073 shares of our common stock.
(7)	Based on the information contained in a Schedule 13G filed with the SEC on February 11, 2020 by The Vanguard Group. The Vanguard Group has sole voting power over 65,916 shares of our common stock, shared voting power over 5,746 shares of our common stock, sole dispositive power over 10,696,823 shares of our common stock and shared dispositive power over 62,402 shares of our common stock. Vanguard Fiduciary Trust Company (“VFTC”), a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 56,656 shares of our common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. (“VIA”), a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 15,006 shares of our common stock as a result of its serving as investment manager of Australian investment offerings.
(8)	Based on the information contained in a Schedule 13G filed with the SEC on January 28, 2020 by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP. Wellington Management Group LLP, Wellington Group Holdings LLP, and Wellington Investment Advisors Holdings LLP have shared voting power over 11,142,621 shares of our common stock and has shared dispositive power over 12,413,023 shares of our common stock. Wellington Management Company LLP has shared voting power of 10,657,268 shares of our common stock and shared dispositive power of 11,390,517 shares of our common stock. Wellington Management Group LLP is the parent holding company of certain holding companies and the Wellington Investment Advisers. The securities reported on the Schedule 13G are owned of record by clients of the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington Management Group LLP.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires certain of our executive officers and our directors, and persons who own more than 10% of a registered class of our equity securities, to file an initial report of ownership on Form 3 and reports of changes in ownership on Forms 4 or 5 with the SEC and The Nasdaq Global Select Market. Such executive officers, directors, and greater than 10% stockholders are also required by SEC regulations to furnish us with copies of all Section 16 forms that they file. We periodically remind our directors and executive officers of their reporting obligations and assist in making the required disclosures once we have been notified that a reportable event has occurred. We are required to report in this proxy statement any failure by any of the above-mentioned persons to make timely Section 16 reports.

Based solely on our review of the copies of such forms received by us, and written representations from our directors and executive officers, we are unaware of any instances of noncompliance, or late compliance, with Section 16(a) filing requirements by our directors, executive officers, or greater than 10% stockholders during fiscal 2019, except as follows: (i) the Form 4 filing for Catherine Lesjak’s acquisition of 12,909 restricted stock units on February 11, 2019 and immediate conversion of such restricted stock units to shares of common stock was made on February 14, 2019, and (ii) the Form 4 filing for the conversion of 12,500 restricted stock units held by Kenneth Mahaffey to shares of common stock on November 1, 2019 and subsequent disposition of a portion of such shares as payment of tax liability was made on November 6, 2019.

COMPANY STOCK PRICE PERFORMANCE

The following graph compares the performance of an investment in our common stock from December 26, 2014 through December 27, 2019, with the Nasdaq Composite index and with the Guggenheim Solar ETF. The graph assumes $100 was invested on December 26, 2014 in our common stock at the closing price of $26.32 per share, at the closing price for the Nasdaq Composite and at the closing price for the Guggenheim Solar ETF. In addition, the graph assumes that any dividends were reinvested on the date of payment without payment of any commissions. The performance shown in the graph represents past performance and should not be considered an indication of future performance. The following graph is not, and shall not be deemed to be, filed as part of our Annual Report on Form 10-K. Such graph should not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933, or the Exchange Act, except to the extent specifically incorporated by reference therein by us.

ASSUMES $100 INVESTED ON DECEMBER 26, 2014
(ASSUMES DIVIDEND REINVESTED)
UNTIL FISCAL YEAR ENDED DECEMBER 29, 2019

	December 31, 2015	December 30, 2016	December 29, 2017	December 28, 2018	December 27, 2019
SunPower Corporation	114.02	25.11	32.03	19.22	30.28
Nasdaq Composite	104.17	111.99	143.62	136.98	187.37
Guggenheim Solar ETF	90.17	51.18	77.63	57.36	95.36

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of December 29, 2019 with respect to our equity compensation plans under which our equity securities are authorized for issuance (in thousands, except dollar figures).

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	—	—	12,117
Total(1)	—	—	12,117
(1)	As of December 29, 2019, no options remained outstanding under our equity incentive plans. Under the terms of our equity incentive plans, we may issue incentive or non-statutory stock options, restricted stock awards, restricted stock units, or stock purchase rights to directors, employees, and consultants to purchase common stock. The SunPower Corporation 2015 Omnibus Incentive Plan includes an automatic share reserve increase feature effective for fiscal 2016 through fiscal 2025. This share reserve increase feature will cause an annual and automatic increase in the number of shares of our common stock reserved for issuance under the Stock Incentive Plan in an amount each year equal to the least of: 3% of the outstanding shares of our common stock measured on the last day of the immediately preceding fiscal year; 6,000,000 shares; and such other number of shares as determined by the Board. On December 30, 2019 the share reserve increase feature caused an automatic increase of 5,043,640 (3% of outstanding common stock) shares for fiscal 2020.

PROPOSAL THREE

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2020

The Board, upon recommendation of the Audit Committee, has reappointed the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2021, subject to ratification by our stockholders.

Ernst & Young LLP has served as our auditor since May 3, 2012. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our By-Laws or other applicable legal requirements. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate governance.

If the stockholders fail to ratify the selection of our independent registered accounting firm, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our and our stockholders’ best interests.

Ernst & Young LLP

Ernst & Young LLP fees incurred by us for fiscal 2018 and 2019 were as follows:

Services	2018 ($)	2019 ($)
Audit Fees	5,859,755	5,024,093
Audit-Related Fees	137,420	3,178,737
Tax Fees	1,440,168	2,346,879
All Other Fees	11,200	10,955
Total	7,448,544	10,560,664
•	Audit Fees: Audit fees for fiscal 2018 and 2019 were for professional services rendered in connection with audits of our consolidated financial statements, statutory audits of our subsidiary companies, quarterly reviews, and assistance with documents that we filed with the SEC (including our Forms 10-Q and 8-K) for periods covering fiscal 2018 and 2019.
•	Audit-Related Fees: Audit-related fees for 2018 and 2019 were for professional services rendered in connection with consultations with management on various accounting matters, including audit of financial statements of a carve-out entity and sell-side due diligence with respect to our previously announced Spin-Off.
•	Tax Fees: Tax fees for 2018 and 2019 were for tax compliance and consulting services.
•	All Other Fees: Other fees in 2018 and 2019 were for access to technical accounting services.

Audit Committee Pre-Approval

As required by Section 10A(i)(1) of the Exchange Act, our Audit Committee has adopted a pre-approval policy requiring that the Audit Committee pre-approve all audit and permissible non-audit services to be performed by our independent registered public accounting firm. Any proposed service that has received pre-approval but which will exceed pre-approved cost limits will require additional pre-approval by the Audit Committee. In addition, pursuant to Section 10A(i)(3) of the Exchange Act, the Audit Committee has established procedures by which the Audit Committee may from time to time delegate pre-approval authority to the Chairman of the Audit Committee. If the Chairman exercises this authority, he must report any pre-approval decisions to the full Audit Committee at its next meeting. The independent registered public accounting firm and our management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with the committee’s pre-approval, and the fees for the services performed to date.

During fiscal 2018 and 2019, all services provided to us by Ernst & Young LLP were pre-approved by the Audit Committee in accordance with the pre-approval policy described above. The scope and services were reviewed and approved by the Audit Committee before the services were rendered. Ernst & Young LLP and our Audit Committee have each concluded that Ernst & Young LLP’s objectivity and ability to exercise impartial judgment on all issues encompassed with the audit engagement has not been impaired because (i) the services did not include prohibited non-audit related services and (ii) the fees we paid were insignificant both to Ernst & Young LLP and to SunPower.

Vote Required

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2020 requires the affirmative vote of the holders of a majority of our stock having voting power and in attendance or represented by proxy at the Annual Meeting. We do not expect “broker non-votes” on this proposal since this proposal is considered to be a routine proposal and brokers have discretionary authority to vote on this proposal. Abstentions will have the effect of votes against this proposal.

APPENDIX A

Use of Non-GAAP Financial Measures

Adjustments Based on International Financial Reporting Standards (“IFRS”)

The Company’s non-GAAP results include adjustments under IFRS that are consistent with the adjustments made in connection with the Company’s internal reporting process as part of its status as a consolidated subsidiary of Total S.A., our controlling shareholder and a foreign public registrant that reports under IFRS. Differences between GAAP and IFRS reflected in the Company’s non-GAAP results are further described below. In these situations, management believes that IFRS enables investors to better evaluate the Company’s performance, and assists in aligning the perspectives of the management with those of Total S.A.

•	8point3: Historically, the Company included adjustments related to the sales of projects contributed to 8point3 Group, an equity method investee (“8point3”) based on the difference between the fair market value of the consideration received and the net carrying value of the projects contributed, of which, a portion is deferred in proportion to the Company’s retained equity stake in 8point3. The deferred profit was subsequently recognized over time. Under GAAP, these sales were recognized under either real estate, lease, or consolidation accounting guidance depending upon the nature of the individual asset contributed, with outcomes ranging from no, partial, or full profit recognition. IFRS profit, less deferrals associated with retained equity, is recognized for sales related to the residential lease portfolio. Revenue for other projects sold was deferred until those projects reach commercial operation. On June 19, 2018, the Company sold its equity interest in the 8point3 Group.
•	Legacy utility and power plant projects: The Company included adjustments related to the revenue recognition of certain utility and power plant projects based on percentage-of-completion accounting and, when relevant, the allocation of revenue and margin to our project development efforts at the time of initial project sale. Under IFRS, such projects were accounted for when the customer obtains control of the promised goods or services which generally results in earlier recognition of revenue and profit than U.S. GAAP. Over the life of each project, cumulative revenue and gross margin are eventually equivalent under both GAAP and IFRS; however, revenue and gross margin is generally recognized earlier under IFRS.
•	Legacy sale-leaseback transactions: The Company included adjustments related to the revenue recognition on certain legacy sale-leaseback transactions entered into before December 31, 2018, based on the net proceeds received from the buyer-lessor. Under U.S. GAAP, these transactions were accounted for under the financing method in accordance with the applicable accounting guidance. Under such guidance, no revenue or profit is recognized at the inception of the transaction, and the net proceeds from the buyer-lessor are recorded as a financing liability. Imputed interest is recorded on the liability equal to our incremental borrowing rate adjusted solely to prevent negative amortization. Under IFRS, such revenue and profit is recognized at the time of sale to the buyer-lessor if certain criteria are met. Upon adoption of IFRS 16, Leases, on December 31, 2018, IFRS is aligned with GAAP.
•	Mark-to-market (gain) loss in equity investments: The Company recognizes adjustments related to the fair value of equity investments with readily determinable fair value based on the changes in the stock price of these equity investments at every reporting period. Under GAAP, mark-to-market gains and losses due to changes in stock prices for these securities are recorded in earnings while under IFRS, an election can be made to recognize such gains and losses in other comprehensive income. Such an election was made by Total S.A. Further, we elected the Fair Value Option (“FVO”) for some of our equity method investments, and we adjust the carrying value of those investments based on their fair market value calculated periodically. Such option is not available under IFRS, and equity method accounting is required for such investments. Management believes that excluding these adjustments on equity investments is consistent with our internal reporting process as part of its status as a consolidated subsidiary of Total S.A. and better reflects our ongoing results.

Other Non-GAAP Adjustments

•	Business process improvement costs: During fiscal 2019, the Company initiated a project to improve its manufacturing and related processes to improve gross margin in coming years and engaged third party experts to consult on business process improvements. Management believes it is appropriate to exclude these consulting expenses from our non-GAAP results as they are non-recurring in nature, and are not reflective of the Company’s ongoing operating results.
•	Loss (gain) on sale and impairment of residential lease assets: In the fourth quarter of fiscal 2017, the Company made the decision to sell or refinance its interest in the residential lease portfolio and as a result of this triggering event, determined it was necessary to evaluate the potential for impairment in its ability to recover the carrying amount of the residential lease portfolio. In accordance with such evaluation, the Company recognized a non-cash impairment charge on its solar power systems leased and to be leased and an allowance for losses related financing receivables. In connection with the impairment loss, the carrying values of the Company’s solar power systems leased and to be leased were reduced which resulted in lower depreciation charges. In the fourth quarter of fiscal 2018, the Company sold membership units representing a 49% membership interest in its residential lease business and retained a 51% membership interest. The loss on divestment and the remaining unsold residential lease assets impairment with its corresponding depreciation savings are excluded from the Company’s non-GAAP results as they are non-cash in nature and not reflective of ongoing operating results. Additionally, in the third quarter of fiscal 2019, in continuation with our intention to deconsolidate all the residential lease assets owned by us, we sold the remainder of residential lease assets still owned by us, that were not previously sold. Gain/loss from such activity is excluded from the Company’s non-GAAP results as it is non-cash in nature and not reflective of ongoing operating results.
•	Impairment of property, plant, and equipment: The Company evaluates property, plant and equipment for impairment whenever certain triggering events or changes in circumstances arise. This evaluation includes consideration of technology obsolescence that may indicate that the carrying value of such assets may not be recoverable. In accordance with such evaluation, the Company recognizes a non-cash impairment charge when the asset group’s fair value is lower than its carrying value. Such impairment charge is excluded from the Company’s non-GAAP results as it is non-recurring in nature and not reflective of ongoing operating results. Any such non-recurring impairment charge recorded by our equity method or other unconsolidated investees is also excluded from our non-GAAP results as it is not reflective of their ongoing operating results.
•	Construction revenue on solar services contracts: Upon adoption of the new lease accounting guidance (“ASC 842”) in the first quarter of fiscal 2019, revenue and cost of revenue on solar services contracts with residential customers are recognized ratably over the term of those contracts, once the projects are placed in service. For non-GAAP results, the Company recognizes revenue and cost of revenue upfront based on the expected cash proceeds to align with the legacy lease accounting guidance. Management believes it is appropriate to recognize revenue and cost of revenue upfront based on total expected cash proceeds, as it better reflects the Company’s ongoing results as such method aligns revenue and costs incurred most accurately in the same period.
•	Cost of above-market polysilicon: The Company has entered into multiple long-term, fixed-price supply agreements to purchase polysilicon for periods of up to 10 years. The prices in select legacy supply agreements, which incorporate a cash portion and a non-cash portion attributable to the amortization of prepayments made under the agreements, significantly exceed current market prices. Additionally, in order to reduce inventory and improve working capital, the Company has periodically elected to sell polysilicon inventory in the marketplace at prices below the Company’s purchase price, thereby incurring a loss. Management believes that it is appropriate to exclude the impact of its above-market cost of polysilicon, including the effect of above-market polysilicon on product costs, losses incurred on sales of polysilicon to third parties, and inventory reserves and project asset impairments from the Company’s non-GAAP results as they are not reflective of ongoing operating results.

•	Stock-based compensation: Stock-based compensation relates primarily to the Company’s equity incentive awards. Stock-based compensation is a non-cash expense that is dependent on market forces that are difficult to predict. Management believes that this adjustment for stock-based compensation provides investors with a basis to measure the Company’s core performance, including compared with the performance of other companies, without the period-to-period variability created by stock-based compensation.
•	Amortization of intangible assets: The Company incurs amortization of intangible assets as a result of acquisitions, which includes patents, purchased technology, project pipeline assets, and in-process research and development. Management believes that it is appropriate to exclude these amortization charges from the Company’s non-GAAP financial measures as they arise from prior acquisitions, which are not reflective of ongoing operating results.
•	Depreciation of idle equipment: In the fourth quarter of 2017, the Company changed the deployment plan for its next generation of solar cell technology, and revised its depreciation estimates to reflect the use of certain assets over its shortened useful life. Such asset depreciation is excluded from the Company’s non-GAAP results as it is non-cash in nature and not reflective of ongoing operating results.
•	Gain on business divestiture: In the second quarter of fiscal 2019, the Company entered into a transaction pursuant to which it sold membership interest in certain of its subsidiaries that own leasehold interests in projects subject to sale-leaseback financing arrangements. In connection with this sale, the Company recognized a gain relating to this business divestiture. In the third quarter of fiscal 2018, the Company entered into a transaction pursuant to which the Company sold certain assets and intellectual property related to the production of microinverters for purchase consideration comprised of both cash and stock. In connection with this sale, the Company recognized a gain relating to this business divestiture. Management believes that it is appropriate to exclude both of these gains from the Company’s non-GAAP results as it is not reflective of ongoing operating results.
•	Litigation: The Company may be involved in various litigations, claims and proceedings that result in payments or recoveries from such proceedings. The Company excludes any gains or losses on such litigation recoveries or payments from the non-GAAP results as it is not reflective of ongoing operating results.
•	Transaction-related costs: In connection with material non-recurring transactions such as acquisition or divestiture of a business, the Company incurred transaction costs including legal and accounting fees. Management believes that it is appropriate to exclude these costs from the Company’s non-GAAP results as it is not reflective of ongoing operating results.
•	Business reorganization costs: In connection with the reorganization of our business into an upstream and downstream, and subsequent announcement of the separation transaction to separate the Company into two independent, and publicly traded companies, we incurred and expect to continue to incur in upcoming quarters, non-recurring charges on third-party legal and consulting expenses to close the separation transaction. The Company believes that it is appropriate to exclude these from Company’s non-GAAP results as it is not reflective of ongoing operating results.
•	Non-cash interest expense: The Company incurs non-cash interest expense related to the amortization of items such as original issuance discounts on its debt. The Company excludes non-cash interest expense because the expense does not reflect its financial results in the period incurred. Management believes that this adjustment for non-cash interest expense provides investors with a basis to evaluate the Company’s performance, including compared with the performance of other companies, without non-cash interest expense.
•	Restructuring charges: The Company incurs restructuring expenses related to reorganization plans aimed towards realigning resources consistent with the Company’s global strategy and improving its overall operating efficiency and cost structure. Although the Company has engaged in restructuring activities in the past, each has been a discrete event based on a unique set of business objectives. The Company believes that it is appropriate to exclude these from Company’s non-GAAP results as it is not reflective of ongoing operating results.

•	Tax effect: This amount is used to present each of the adjustments described above on an after-tax basis in connection with the presentation of non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share. The Company’s non-GAAP tax amount is based on estimated cash tax expense and reserves. The Company forecasts its annual cash tax liability and allocates the tax to each quarter in a manner generally consistent with its GAAP methodology. This approach is designed to enhance investors’ ability to understand the impact of the Company’s tax expense on its current operations, provide improved modeling accuracy, and substantially reduce fluctuations caused by GAAP to non-GAAP adjustments, which may not reflect actual cash tax expense.
•	Adjusted EBITDA adjustments: When calculating Adjusted EBITDA, in addition to adjustments described above, the Company excludes the impact of the following items during the period:
•	Cash interest expense, net of interest income
•	Provision for income taxes
•	Depreciation

We use this non-GAAP financial measure to enable us to evaluate the Company’s performance, including compared with the performance of other companies. For more information about these non-GAAP financial measures, see the tables captioned “Reconciliations of GAAP Measures to Non-GAAP Measures” set forth in our Form 8-K filed on February 14, 2020.

SUNPOWER CORPORATION
51 RIO ROBLES
SAN JOSE, CA 95134

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E93134-P35766

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SUNPOWER CORPORATION

	For All	Withhold All	For All Except
1. The re-election of three directors to serve as Class III directors on our Board of Directors.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Thomas McDaniel
02) Thomas Rebeyrol
03) Thomas Werner

NOTE: In their discretion, Thomas Werner, Manavendra Sial, Kenneth Mahaffey or any of them, each with the power of substitution, are authorized to vote upon such other matter or matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ **Yes** ☐ **No**

This Proxy should be marked, dated and signed by stockholder(s) exactly as his or her name(s) appear(s) hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as a community property, both should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com.

E93135-P35766

SUNPOWER CORPORATION
PROXY FOR 2020 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of SUNPOWER CORPORATION, a Delaware corporation, hereby acknowledges the Notice of the 2020 Annual Meeting of Stockholders and Proxy Statement, each dated April 3, 2020 and hereby appoints Thomas Werner, Manavendra Sial and Kenneth Mahaffey, and each of them, as proxies and attorneys-in-fact with full power to each of substitution, on behalf and in the name of the undersigned, to represent, vote and act on behalf of the undersigned at the 2020 Annual Meeting of Stockholders of SunPower Corporation to be held on May 14, 2020, at 9:00 a.m. Pacific Time, at *www.virtualshareholdermeeting.com/SPWR2020* and at any adjournment or postponement thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote, if then and there personally present, on all matters coming before the meeting. A majority of such attorneys-in-fact or substitutes as shall be present and shall act at said meeting or any adjournment or postponement thereof (or if only one shall represent and act, then that one) shall have and may exercise all the powers of said attorneys-in-fact hereunder.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR (1) THE ELECTION OF EACH OF THE DIRECTOR NOMINEES; FOR (2) THE APPROVAL, IN AN ADVISORY VOTE, OF OUR NAMED EXECUTIVE OFFICER COMPENSATION; AND FOR (3) THE RATIFICATION OF INDEPENDENT REGISTERED ACCOUNTING FIRM; AND AS SAID PROXIES DEEM ADVISABLE ON SUCH MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side